AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED _________________, 2023

DEEPPOWER, INC.

1633 Innovation Way, 4th Floor

Lehi, UT 84043

(800)347-0589

www.DeepPower.com

UP TO 5,000,000 SHARES OF COMMON STOCK AND UP TO 1,500,000 BONUS SHARES

PRICE: $1.00 PER SHARE

The minimum investment in this offering is 500 shares of common stock, or $500.00

	Price to Public	Commissions (1)	Proceeds to issuer
Per share	$1.00	$0.01	$0.99
Total Maximum	$5,000,000	50,000	$4,950,000

(1)	Does not account for the expenses of the offering. See “Use of Proceeds” for estimated offering expenses payable by the Company in connection with this offering. The Company expects that the amount of other expenses of the offering that it will pay will be approximately $132,000.

(2)	DeepPower, Inc. (“DeepPower” or “the Company”) is offering up to 5,000,000 shares of Common Stock, par value $0.0001 per share, plus up to 1,500,000 additional shares of Common Stock eligible to be issued as bonus shares (the “Bonus Shares”) to investors based upon an investor’s investment level. No additional consideration will be received by the company for the issuance of Bonus Shares and the company will absorb the cost of the issuance of the Bonus Shares. The Price per Share above does not include the effective discount that would result from the issuance of Bonus Shares. If eligible for Bonus Shares, investors will receive the greater amount of Bonus Shares for which they are eligible. Bonus Shares are not cumulative even if investors would qualify for multiple eligibility categories for receipt of Bonus Shares. See “Plan of Distribution” for further details.

(3)

The Company has engaged Dalmore Group, LLC (“Dalmore Group”) to act as the broker-dealer in this offering as set forth in “Plan of Distribution.”. The Company has also retained Dalmore Group’s affiliate, Dalmore Technology LLC, to perform administrative and technology-related functions in connection with this offering. The Company will pay a cash commission of 1% to Dalmore Group on sales of the Common Stock (excluding Bonus Shares). The Company has paid a $5,000 advance fee for reasonable accountable out-of-pocket expenses actually anticipated to be incurred by Dalmore Group and $20,000 in consulting fees. See “Plan of Distribution” on page 33 for details of compensation payable to third parties in connection with the offering.

The Company is seeking to raise up to $5,000,000 from the sale of Common Stock. The Total Maximum Amount does not include $1,500,000, the value of the Bonus Shares (assuming the maximum number of Bonus Shares are issued in this Offering). The Company shall not receive such amounts because investors are not paying the purchase price for such Bonus Shares.

(4)	Our common stock is not currently listed or quoted on any exchange.

This offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been received by us, (2) one year from the date upon which the Securities and Exchange Commission (the “Commission”) qualifies the offering statement of which this offering circular forms a part, and (3) the date at which the offering is earlier terminated by us in our sole discretion. This offering is being conducted on a best-efforts basis, and we will conduct multiple closings on a rolling basis. After each closing, funds tendered by investors will be made available to us.

INVESTING IN THE COMMON STOCK OF DEEPPOWER, INC. IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 7 TO READ ABOUT THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER BEFORE BUYING THE COMMON STOCK OF THE COMPANY.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)I(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

Sales of these securities will commence on approximately __________, 2024.

This offering circular is following the disclosure format of Part I of SEC Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

In the event that we become a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”), we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

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In this offering circular, the term “DeepPower”, “we”, “us”, “our” or “the Company” refers to DeepPower, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE”, “PROJECT”, “BELIEVE”, “ANTICIPATE”, “INTEND”, “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

This summary highlights selected information contained elsewhere in this offering circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our common stock. You should read this entire offering circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, each included elsewhere in this offering circular. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” “the Company,” or “our Company,” and “DeepPower” refer to DeepPower, Inc., a Nevada corporation.

Overview

We are a development stage oil and gas services company focused on advancing innovative technologies for the oil and gas industry including novel drilling techniques and technologies attempting to harness the geothermal energy of the Earth’s core, an unlimited source of clean energy. The Earth’s molten core is nearly as hot as the surface of the Sun, as evidenced by the eruption of volcanos and geysers such as Old Faithful in Yellowstone National Park. Harnessing just 0.1% of that heat energy could become a new source of energy to power humanity for 2 million years. Current state-of-the-art drilling technology cannot drill deep enough to make geothermal energy cost effective at a global scale. We are developing a suite of drilling technologies to better access and utilize geothermal energy. The deeper we can drill, the more energy we can unleash. A 9-inch diameter hole drilled 5 miles deep can produce the same amount of power as 320 acres of solar panels. By tapping into this power deep within the Earth, we aim to provide direct access to an unlimited source of constant clean energy anywhere in the world.

The direct application of our “DeepPower Platform” is considered to be an Enhanced Geothermal System (“EGS”). EGS is a next-generation geothermal technique and does not require natural hot water reservoirs for the development of geothermal power plants. In EGS, the developer creates its own reservoir by drilling down into solid hot rock, injecting water at a high pressure through one well, fracturing the rock to let the water pass through, then collecting the heated water through another well. Theoretically, this approach can create geothermal power plants anywhere in the world by drilling 5 to 6 miles deep. We start with the tried-and-true concept of an oil and gas exploration drill. Then, we change the method and geometry of drilling in such a way that we reduce the stress around the wellbore – in effect weakening the rock. By requiring less mechanical energy, we believe we will be able to drill faster, deeper and at a lower cost than conventional methods allow.

We intend to use traditional oil and gas casing down several miles, then switch to our special single mono-bore casing to go all the way to superhot rock. This reduces “trip time” thereby further reducing the total drilling cost.

At about 5 to 6 miles down, the superhot rock is approximately 400°C. Injected water at this temperature becomes supercritical – a phase of water that is neither liquid nor gas. This supercritical water can hold 10 times more heat energy than lower temperature water.

We believe one of the most demanding aspects of our commercialization plan after we complete the research and development phase will be scaling up sales through a two-pronged sales model using licensing and direct sales.

As of December 31, 2022 and June 30, 2023, we had a positive working capital of $1,558,043 and $973,668, respectively. However, we have historically reported net losses and negative cash flows from operations since inception at June 2022, raising substantial doubts about our ability to continue as a going concern. The Company may or may not have sufficient liquidity for the next 12 months such that there may be doubt about its ability to continue if we are not able to raise additional capital. Further, we have incurred and expect to continue to incur significant costs in pursuit of our business plans. We cannot assure you that our plans to raise sufficient capital through this offering will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this offering circular do not include any adjustments that might result from our inability to consummate this offering or our inability to continue as a going concern.

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Company Information

Our principal executive offices are located at 1633 Innovation Way, 4th Floor, Lehi, UT 84043. Our website address is www.DeepPower.com. The information on or accessible through our website is not part of this offering circular.

The Offering

Securities offered:	Maximum of 5,000,000 shares of common stock $0.0001 par value per share ($5,000,000), plus up to 1,500,000 of additional shares of Common Stock eligible to be issued as Bonus Shares for no additional consideration.

Offering Price per share	$1.00 per share.

Minimum Investment	The minimum subscription is $500.00, or 500 shares of common stock. However, the Company may waive the minimum subscription amount on its sole discretion.

Shares of Common Stock outstanding immediately before the offering	9,100,000 shares of common stock.

Shares of Common Stock outstanding after the offering (1)	15,600,000 shares of common stock.

Shares of Series A Preferred Stock outstanding immediately before the offering	200,000

Shares of Series A Preferred Stock outstanding after the offering	200,000

Use of Proceeds	If we raise the maximum offering amount, we estimate our net proceeds, after deducting estimated offering expenses of approximately $108,032, will be approximately $4,868,000. We intend to use the proceeds from this offering for general corporate purposes including the costs of this offering. See the “Use of Proceeds” section of this offering circular for details on our intended use of proceeds from this offering.

Risk Factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7 before deciding to invest in our securities.

Broker-Dealer

We have engaged Dalmore Group, LLC. (“Dalmore Group”) through a Broker-Dealer Agreement to serve as a broker dealer of record and service provider for Offering participants on a “best efforts” basis. In addition, an affiliated company to Dalmore Group, Dalmore Technology LLC (“Dalmore Technology” LLC has been engaged to provide certain ancillary services to the Offering that do not involve broker-dealer services, such as platform technology services, investor registration services, arrangement of payment processing services and “Know Your Customer” integration, among other things. See “Plan of Distribution” for further details.

Restrictions on Investment Amount	For so long as our common stock is not listed on Nasdaq or another exchange or market, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

(1) The number of shares of common stock to be outstanding immediately assumes the issuance of all Bonus Shares available to investors in this offering but does not give effect to:

●	2,328,000 shares of common stock available for future issuance upon exercise of outstanding stock options at a weighted average exercise price of $0.10 per share; and

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●	up to 20,000,000 shares of common stock underlying 200,000 shares available for future issuance upon conversion of issued and outstanding Series A Preferred Stock.

Except as otherwise indicated herein, all information in this offering circular assumes no exercise of the outstanding stock options or conversion of the Series A Preferred Stock as described above.

Implications of Being an Emerging Growth Company

As an issuer with less than $1.235 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our members on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we will cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenues, have more than $700 million in market value of our capital stock held by non-affiliates, or issue more than $1.07 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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Summary Financial Data

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this offering circular and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our summary financial data since inception and as of and for the fiscal year ended December 31, 2022 and for the six month interim period ending June 30, 2023 are derived from our audited financial statements included elsewhere in this offering circular. All financial statements included in this offering circular are prepared and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

Statements of Operations Data	Year ended December 31, 2022	Six Months Ended June 30, 2023

Revenue	$–	$–
Costs of Sales	–	–
General and administrative expense	$206,513	$361,421
Research and development	$245,000	$245,000
Loss from operations	$(451,513)	$(606,421)
Total other income	(849)	—
Net loss	$(452,362)	$(606,421)
Net loss available to common shareholders	$(452,362)	$(606,421)
Net loss per common share	$(0.09)	$(0.07)

				As of June 30, 2023
Balance Sheet Data	Actual	As adjusted – $1.25M Offering (1)	As adjusted – $2.5M Offering (2)	As adjusted – $3.75M Offering (3)	As adjusted – $5M Max Offering (4)

Cash and cash equivalents	$982,358	$2,161,826	$3,399,326	$4,636,826	$5,874,326
Total assets	982,358	2,161,826	3,399,326	4,636,826	5,874,326
Working capital	973,358	2,153,136	3,390,636	4,628,136	5,865,636
Accumulated deficit	$(1,058,783)	$(1,129,315)	$(1,141,815)	$(1,154,315)	$(1,166,815)

(1) The as adjusted – $1.25M Offering column reflects the receipt of the net proceeds from the sale of 1,250,000 shares of our common stock by us in this offering, at a public offering price of $1.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2) The as adjusted – $2.5M Offering column reflects the receipt of the net proceeds from the sale of 2,500,000 shares of our common stock by us in this offering, at a public offering price of $1.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3) The as adjusted – $3.75M Offering column reflects the receipt of the net proceeds from the sale of 3,750,000 shares of our common stock by us in this offering, at a public offering price of $1.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(4) The as adjusted – $5M Max Offering column reflects the receipt of the net proceeds from the sale of 5,000,000 shares of our common stock by us in this offering, at a public offering price of $1.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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				As of December 31, 2022
Balance Sheet Data	Actual	As adjusted – $1.25M Offering (1)	As adjusted – $2.5M Offering (2)	As adjusted – $3.75M Offering (3)	As adjusted – $5M Max Offering (4)

Cash and cash equivalents	$1,558,043	$2,737,511	$3,975,011	$5,212,511	$6,450,011
Total assets	1,558,043	2,737,511	3,975,011	5,212,511	6,450,011
Working capital	1,558,043	2,737,511	3,975,011	5,212,511	6,450,011
Accumulated deficit	$(452,362)	$(522,894)	$(535,394)	$(547,894)	$(560,394)

(47)	The as adjusted – $1.25M Offering column reflects the receipt of the net proceeds from the sale of 1,250,000 shares of our common stock by us in this offering, at a public offering price of $1.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2) The as adjusted – $2.5M Offering column reflects the receipt of the net proceeds from the sale of 2,500,000 shares of our common stock by us in this offering, at a public offering price of $1.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3) The as adjusted – $3.75M Offering column reflects the receipt of the net proceeds from the sale of 3,750,000 shares of our common stock by us in this offering, at a public offering price of $1.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(4) The as adjusted – $5M Max Offering column reflects the receipt of the net proceeds from the sale of 5,000,000 shares of our common stock by us in this offering, at a public offering price of $1.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We are a comparatively early-stage company that has incurred operating losses in the past, expect to incur operating losses in the future, and may never achieve or maintain profitability.
●	Our technology is not yet fully developed, and there is no guarantee that we will ever successfully develop the technology that is essential to our business.
●	We are subject to stringent regulatory approvals and permits.
●	We expect to continue to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.
●	We are controlled by our officers and directors.
●	In certain circumstances investors will not have dissenters’ rights.
●	Immediately after this Common Stock investment, these holdings will be illiquid.
●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these agreements.

RISK FACTORS

Investing in our common stock involves a high degree of risk. The SEC requires that we identify risks that are specific to our business and our financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks, as well as specific risks, when deciding whether to invest. You should carefully consider each of the following risks, together with all other information set forth in this offering circular, including the financial statements and the related notes, before deciding to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock, if any, could decline, and you may lose all or part of your investment.

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Risks Related to Our Business

The report of our independent registered public accounting firm expresses substantial doubt about our ability to continue as a going concern.

As of December 31, 2022 and June 30, 2023, we had positive working capital of $1,558,043 and $973,358, respectively. However, since inception until June 30, 2023, we have historically reported net losses and negative cash flows from operations, raising substantial doubt about our ability to continue. Our accounting firm found that the Company may or may not have sufficient liquidity for the next 12 months such that there may be doubts about its ability to continue as a going concern if we are not able to raise additional capital. Further, we have incurred and expect to continue to incur significant costs in pursuit of our business plans. We cannot assure you that our plans to raise sufficient capital through this offering will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this offering circular do not include any adjustments that might result from our inability to consummate this offering or our inability to continue as a going concern.

We will need additional financing over the longer term to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all.

We will require significant capital to complete research and development of our products and services, mount a major sales and marketing effort and execute our business plan. We cannot give any assurance that we will be able to obtain all the necessary funding that we may need. We may pursue additional funding through various financing sources, including additional equity offerings, the issuance of debt securities, fees associated with licensing some or all of our technology, joint ventures with capital partners and project type financing. There can be no assurance that funds will be available on commercially reasonable terms, if at all. If financing is not available on satisfactory terms, we may be unable to further pursue our business plan and we may be unable to continue operations, in which case you may lose some or all of your investment. Alternatively, we may consider changes in our business plan that might enable us to achieve aspects of our business objectives and lead to some commercial success with a smaller amount of capital, but we cannot assure that changes in our business plan will result in revenues or maintain any value in your investment.

We are a developmental stage company and have not yet had a history of generating revenue.

As a development-stage entity, we have not generated any revenues. Investors are subject to all the risks incident to the creation and development of a new business and each investor should be prepared to withstand a complete loss of investment. We have not emerged from the development stage and may be unable to raise further equity. These factors raise substantial doubt about our ability to continue as a going concern.

COVID-19 continues to evolve and has the potential to disrupt business in the United States and many other parts of the world and may continue to adversely affect our business operations, supply chains, employee availability, financial condition, liquidity and cash flow for an extended period of time.

COVID-19 has receded as a major disruption of business operations. However, if the virus continues to mutate, a risk exists of more shut-downs or disruption of business operations. It is impossible to predict the effect and ultimate impact of the COVID-19 pandemic as the situation continues to evolve.

Ongoing significant reductions in business-related activities could result in further loss of sales and profits, as well as other material adverse effects. The extent of the impact of COVID-19 worldwide on our business, financial results, liquidity and cash flows will depend largely on future developments, which are highly uncertain and cannot be predicted.

While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock.

Our business may be adversely affected by the state of the global economy, uncertainties in global financial markets, and possible trade tariffs and trade restrictions.

Our operations and performance will depend significantly on worldwide economic and geopolitical conditions. Uncertainty about global economic conditions could result in potential customers postponing purchases of our future products in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for our future products and, accordingly, on our business, results of operations or financial condition. For example, current global financial markets continue to reflect uncertainty, which has been heightened by the COVID-19 pandemic and the ongoing military conflict between Russia and Ukraine. Given these uncertainties, there could be further disruptions to the global economy, financial markets, and consumer confidence. If economic conditions deteriorate unexpectedly, our business and results of operations could be materially and adversely affected. For example, our future customers, including our distributors and their customers, may have trouble obtaining the working capital and other financing necessary to support historical or projected purchasing patterns, which could negatively affect our results of operations.

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Recent global economic slowdowns could continue and potentially result in certain economies dipping into economic recessions, including in the United States. Additionally, increased inflation around the world, including in the United States, applies pressure to our costs. Continued economic slowdowns or recessions and inflationary pressures could have a negative impact on our business, including decreased demand, increased costs, and other challenges. Government actions to address economic slowdowns and increased inflation, including increased interest rates, also could result in negative impacts to our growth.

General trade tensions between the United States and China have been escalating, and any economic and political uncertainty caused by the United States tariffs imposed on goods from China, among other potential countries, and any corresponding tariffs or currency devaluations from China or such other countries in response, may negatively impact, demand and/or increase the cost for our future products. Additionally, Russia’s invasion of Ukraine in early 2022 triggered significant sanctions from U.S. and European countries. Resulting changes in U.S. trade policy could trigger retaliatory actions by Russia, its allies and other affected countries, including China, resulting in a potential trade war. Furthermore, if the conflict between Russia and Ukraine continues for a prolonged period of time, or if other countries, including the U.S., become involved in the conflict, we could face significant adverse effects to our business and financial condition. For example, if our supply or customer arrangements are disrupted due to expanded sanctions or involvement of countries where we have operations or relationships in the future, our business could be materially disrupted. Further, the use of cyberattacks could expand as part of the conflict, which could adversely affect our ability to maintain or enhance our cyber-security and data protection measures.

The inability to obtain adequate financing from debt or capital sources in the future could force us to self-fund strategic initiatives or even forego certain opportunities, which in turn could potentially harm our performance.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and our financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance, or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank, or SVB, was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation, or the FDIC, as receiver. Similarly, on March 12, 2023, Signature Bank Corp., or Signature, and Silvergate Capital Corp. were each swept into receivership. Although the Department of the Treasury, the Federal Reserve and the FDIC ensured that all depositors of SVB would have access to all of their money after only one business day of closure, including funds held in uninsured deposit accounts, borrowers under credit agreements, letters of credit and certain other financial instruments with SVB, Signature or any other financial institution that is placed into receivership by the FDIC may be unable to access undrawn amounts thereunder. Although we were not a borrower under or party to any material letter of credit or any other such instruments with SVB, Signature or any other financial institution currently in receivership, if we enter into any such instruments and any of our lenders or counterparties to such instruments were to be placed into receivership, we may be unable to access such funds. In addition, if any of our partners, suppliers or other parties with whom we conduct business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay their obligations to us or to enter into new commercial arrangements requiring additional payments to us could be adversely affected. In this regard, counterparties to credit agreements and arrangements with these financial institutions, and third parties such as beneficiaries of letters of credit (among others), may experience direct impacts from the closure of these financial institutions and uncertainty remains over liquidity concerns in the broader financial services industry. Similar impacts have occurred in the past, such as during the 2008-2010 financial crisis. Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. Although the U.S. Department of Treasury, FDIC and Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediately liquidity may exceed the capacity of such program.

Our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, any financial institutions with which we enter into credit agreements or arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which we have financial or business relationships but could also include factors involving financial markets or the financial services industry generally.

The results of events or concerns that involve one or more of these factors could include a variety of material and adverse impacts on our current and projected business operations and our financial condition and results of operations. These risks include, but may not be limited to, the following:

●	delayed access to deposits or other financial assets or the uninsured loss of deposits or other financial assets;

●	inability to enter into credit facilities or other working capital resources;

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●	potential or actual breach of contractual obligations that require us to maintain letters of credit or other credit support arrangements; or

●	termination of cash management arrangements and/or delays in accessing or actual loss of funds subject to cash management arrangements.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses or other obligations, financial or otherwise, result in breaches of our financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

In addition, any further deterioration in the macroeconomic economy or financial services industry could lead to losses or defaults by our partners, vendors, or suppliers, which in turn, could have a material adverse effect on our current and/or projected business operations and results of operations and financial condition. For example, a partner may fail to make payments when due, default under their agreements with us, become insolvent or declare bankruptcy, or a supplier may determine that it will no longer deal with us as a customer. In addition, a vendor or supplier could be adversely affected by any of the liquidity or other risks that are described above as factors that could result in material adverse impacts on us, including but not limited to delayed access or loss of access to uninsured deposits or loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution. The bankruptcy or insolvency of any partner, vendor or supplier, or the failure of any partner to make payments when due, or any breach or default by a partner, vendor or supplier, or the loss of any significant supplier relationships, could cause us to suffer material losses and may have a material adverse impact on our business.

Catastrophic events and disaster recovery may disrupt business continuity.

A disruption or failure of our systems or operations in the event of a natural disaster or severe weather event, including, but not limited to, earthquakes, wildfires, droughts, flooding, tornadoes, hurricanes or tsunamis, health pandemic, such as an influenza outbreak within our workforce, or man-made catastrophic event could cause delays in completing sales, continuing production or performing other critical functions of our business, particularly if a catastrophic event were to occur at our premises. Global climate change could result in certain natural disasters occurring more frequently or with greater intensity. Any of these events could severely affect our ability to conduct normal business operations and, as a result, our operating results could be adversely affected. There may also be secondary impacts that are unforeseeable as well, such as impacts on our customers, which could cause delays in new orders, delays in completing sales or even order cancellations.

We may fail to meet the Sarbanes-Oxley regulations and may lack the financial controls and safeguards required of public companies.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our management has concluded that our internal controls over financial reporting are ineffective and has identified material weaknesses in our internal controls in areas such as the lack of segregation of duties, financial statement reporting, general technology controls, computations and complex accounting associated with debt and equity transactions. While management is working to remediate the material weaknesses, there is no assurance that such changes, when economically feasible and sustainable, will remediate the identified material weaknesses or that the controls will prevent or detect future material weaknesses. If we are not able to maintain effective internal control over financial reporting, our financial statements, including related disclosures, may be inaccurate, which could have a material adverse effect on our business. We may discover additional material weaknesses in our internal financial and accounting controls and procedures that need improvement from time to time.

Management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles. Management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within our company will have been detected.

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We compete against other firms with greater financial resources.

There are several other firms developing various geothermal drilling technologies that may be commercialized before we complete our development effort. In most cases, these firms, such as major oil and gas producers, have substantially greater financial resources, industry expertise and patent portfolios.

There is a historical lack of industry success.

Drilling down to the depth of super-hot rock is very challenging. The Kola Superdeep Borehole SG-3 in Russia retains the world record at 12,262 meters (40,230 ft) reached in 1989 and is still the deepest artificial point on Earth. Due to the pressure and extreme heat at that depth, drilling was suspended.

We may experience regulatory hurdles.

In order to explore and drill to reach geothermal temperatures, we or our drilling partners must first obtain the permits and approvals from various entities, such as landowners, state, county, municipal or regulatory bodies, and when needed, federal agencies and other regulatory bodies. This permitting process can be lengthy and timeframes subjective or unpredictable.

We are dependent on patent protection.

We are dependent on patents filed by our development partner, The University of Oklahoma. We have no assurance that such patents will be filed in a timely manner with the U.S. Patent and Trademark Office and/or the Office of International Patent Cooperation, and if filed, will be granted.

Risks Related to our Common Stock

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of common stock in this offering will experience immediate and substantial dilution on a book value basis. The dilution per share in the net tangible book value per share of common stock is set forth in the “Dilution” section below. If outstanding stock options and warrants to purchase shares of common stock are exercised, there would be further dilution.

There is no minimum capitalization required in this offering.

We cannot assure that all or a significant number of shares of common stock will be sold in this offering. Investors’ subscription funds will be used by us as soon as they are received, and no refunds will be given, even if an inadequate amount of money is raised from this offering to enable us to conduct our business. Management has no obligation to purchase shares of common stock. If we raise less than the entire amount that we are seeking in the offering, then we may not have sufficient capital to meet our operating requirements. We cannot assure that we could obtain additional financing or capital from any source, or that such financing or capital would be available to us on terms acceptable to us. Under such circumstances, investors in our common stock could lose their investment in us. Furthermore, investors who subscribe for shares in the earlier stages of the offering will assume a greater risk than investors who subscribe for shares later in the offering as subscriptions approach the maximum amount.

Any valuation at this stage is difficult to assess.

The valuation for this Offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is challenging to assess, and you may risk overpaying for your investment.

If we cannot raise sufficient funds, we will not succeed.

We are offering shares of our common stock in the amount of up to $5,000,000 in this offering on a best-efforts basis and may not raise the entire amount. Even if the maximum amount is raised, we are likely to need additional funds in the future to fully execute the plans described in this document and commercially launch our products. The technology and product candidates we are developing are highly sophisticated and we may also encounter technical challenges that require more capital than anticipated by the management team to overcome. If we cannot raise funds for whatever reason, including reasons relating to the broader economy, we may not survive. If we raise a substantially lesser amount than the maximum offering, we will have to find other sources of funding for some of the plans outlined in “Use of Proceeds”.

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There is no guarantee you will have a positive return on your investment.

There can be no assurance that investors in this offering will realize a return on investment or that investors will not lose their entire investment. For this reason, each investor should read this offering circular and all exhibits carefully and should consult with such investor’s own attorney and business advisor prior to making any investment decision.

Concentration of ownership of our common stock among our existing executive officers and directors may prevent new investors from influencing significant corporate decisions.

Our executive officers and directors, and their affiliates, in the aggregate, beneficially own approximately 100% of our outstanding common stock as of the date hereof. Assuming a raise of $1,250,000, 25% of the maximum offering amount including the issuance of the maximum amount of bonus shares, our executive officers and directors, and their affiliates, in the aggregate, would beneficially own approximately 87.9% of our outstanding common stock. Assuming a raise of $2,500,000, 50% of the maximum offering amount including the issuance of the maximum amount of bonus shares, our executive officers and directors, and their affiliates, in the aggregate, would beneficially own approximately 78.4% of our outstanding common stock. Assuming a raise of $3,750,000, representing 75% of the maximum offering amount including the issuance of the maximum amount of bonus shares, our executive officers and directors, and their affiliates, in the aggregate, would beneficially own approximately 70.8% of our outstanding common stock. Assuming a raise of $5,000,000, representing 100% of the maximum offering amount, our executive officers and directors, and their affiliates, in the aggregate, would beneficially own approximately 64.5% of our outstanding common stock. As a result, these persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions.

These stockholders acquired their shares of common stock for substantially less than the price of the shares of common stock being acquired in this offering, and these stockholders may have interests, with respect to their common stock, that are different from those of investors in this offering and the concentration of voting power among one or more of these stockholders may have an adverse effect on the price of our common stock.

Our management has broad discretion in using the net proceeds from this offering.

We will have broad discretion in the timing of the expenditures and application of proceeds received in this offering. If we fail to apply the net proceeds effectively, we may not be successful in expanding our business in accordance with our business plan. You will not have the opportunity to evaluate all the economic, financial or other information upon which we may base our decisions to use the net proceeds from this offering.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. Subject to any series of preferred stock we may issue in the future, we intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Accordingly, you may have to sell some or all of your shares of our common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell shares and you may lose the entire amount of the investment.

We may use the proceeds of this Offering in ways with which you may not agree.

While we currently intend to use the proceeds of this offering for the purposes described in “Use of Proceeds,” our management has broad discretion over how these proceeds are to be used and could spend the proceeds in ways with which you may not agree. You must rely on our judgment regarding the application of these proceeds. The proceeds may be used for corporate purposes or in a manner that does not immediately improve our profitability or increase our stock price.

If our stock price fluctuates, you could lose a significant part of your investment.

The market price of our common stock may be subject to wide fluctuations in response to, among other things, the risk factors described in this filing and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

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As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

●	the last day of the fiscal year during which we have total annual gross revenues of $1.235 billion or more;

●	the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common equity pursuant to an effective registration statement under the Securities Act of 1933;

●	the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

●	the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

●	submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

●	include detailed compensation discussion and analysis in our filings under the Securities Exchange Act of 1934, as amended, and instead may provide a reduced level of disclosure concerning executive compensation;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions.

●	Certain of these reduced reporting requirements and exemptions will already be available to us due to the fact that we also qualify as a “smaller reporting company” under Commission rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our common stock less attractive as a result of our election, we may have difficulty raising all of the proceeds we seek in this offering.

Our Board of Directors may issue and fix the terms of shares of our preferred stock without stockholder approval, which could adversely affect the voting power of holders of our common stock or any change in control of our Company.

Our Articles of Incorporation authorize the issuance of up to 50,000,000 shares of “blank check” preferred stock, with such designation rights and preferences as may be determined from time to time by the Board of Directors. Our Board of Directors is empowered, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of such issuances, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

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Series A Preferred Stock issued to an investor with certain preferential rights, upon conversion thereof, will cause significant dilution to existing stockholders.

Bountiful Capital, LLC currently owns 200,000 shares of Series A non-voting, convertible preferred stock, (the “Series A Preferred Stock”). Each one share of Series A Preferred Stock is convertible, at the option of the holder, into 100 shares of Common Stock at any time, at the election of the holder, after the issuance of the Series A Preferred Stock; provided, however, that such conversion may only occur at a time when the Company has sufficient authorized shares of common stock under its articles of incorporation to satisfy such conversion. The common stock issuable upon conversion of the Series A Preferred Stock may represent overhang that may also adversely affect the market price of our common stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock. When this happens the price of the Company’s stock will decrease, and any additional shares which stockholders attempt to sell in the market will only further decrease the share price. In the event of such overhang, the Series A Preferred Stock will have an incentive to sell their common stock as quickly as possible. If the share volume of our common stock cannot absorb the discounted shares, then the value of our common stock will likely decrease. The holder of the Series A Preferred Stock is also party to an Investor Rights Agreement with the Company that allows the investor to have certain registration rights, including the ability to demand the Company register the shares via Form S-1 or Form S-3 at the Company’s expense, or the ability to include the investor’s shares on a registration statement that is voluntarily being filed by the Company.

We cannot assure that a public trading market for our common stock will ever be established.

At present, there is no trading market for our securities and we cannot assure that a trading market will develop. Our common stock has no trading symbol and we have no immediate plans to obtain one. In order to obtain a trading symbol and authorization to have our common stock trade publicly, we must file an application on Form 211 with, and receive the approval by, the Financial Industry Regulatory Authority (“FINRA”), of which there is no assurance, before active trading of our common stock could commence. If our shares of common stock ever publicly trade, they may be quoted on the OTC Pink Market or similar market. The OTC Markets may provide less liquidity than the NASD’s automated quotation system, NYSE or the NASDAQ Stock Market. Except to the extent that investors’ shares may be registered on a Form S-1 Registration Statement with the Securities and Exchange Commission in the future, of which there is absolutely no assurance, no shares could be sold under Rule 144 or otherwise until we become a current public reporting company with the Securities and Exchange Commission or otherwise are current in our business, financial and management information reporting, and applicable holding periods have been satisfied.

Our common stock would be subject to the “Penny Stock” rules of the Securities and Exchange Commission if it were publicly traded and may be difficult to sell.

Our shares of common stock are “penny stocks” because they are being sold for less than $5.00 per share and are not registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks and that the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

This investment is illiquid.

There is no currently established market for reselling these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer. You should assume that you may not be able to liquidate your investment for some time or be able to pledge these shares as collateral.

The market price of our stock may be highly volatile, and you could lose all or part of your investment.

The market for our common stock may be characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our stock price will be more volatile than the shares of such larger, more established companies for the indefinite future. The stock market in general, and the market for stocks of technology companies in particular, has recently been highly volatile. Furthermore, there have been recent instances of extreme stock price run-ups followed by rapid price declines and stock price volatility following a number of recent initial public offerings, particularly among companies with relatively smaller public floats. We may also experience such volatility, including stock run-ups, upon completion of this offering, which may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

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Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these agreements.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement. By signing the subscription agreement, the investor warrants that the investor has reviewed this waiver, and knowingly and voluntarily waives the investor’s jury trial rights.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Utah, which governs the subscription agreement, and in the Court of Chancery in the State of Nevada. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement.

If you bring a claim against us in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against us. If a lawsuit is brought against us under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation, or provision of the subscription agreement serves as a waiver by any holder of common stock or by us, or by an investor, of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

We will incur costs associated with our public company reporting requirements under Regulation A. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules and regulations implemented by the United States Security and Exchange Commission (“SEC”). We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Furthermore, these rules and regulations could make it more difficult or costlier for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

After the completion of this offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

You will need to keep records of your investment for tax purposes.

As with all investments in securities, if you sell our common stock at a profit or loss, you will probably need to pay tax on the long- or short-term capital gains that you realize or apply the loss to other taxable income. If you do not have a regular brokerage account or your regular broker will not hold our common stock for you (and many brokers refuse to hold securities issued under Regulation A) there will be nobody keeping records for you for tax purposes. You will have to keep your own records and calculate the gain or loss on any sales of the common stock.

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Our security holders may be diluted by future issuances of securities by us.

We may issue additional shares of capital stock or securities convertible into or exchangeable for our capital stock. Such issuance of additional securities would dilute the ownership stake of investors in this offering and could adversely affect the value of our securities.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering may have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g., minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this offering circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this offering circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	current or future financial performance;

●	management’s plans and objectives for future operations;

●	uncertainties associated with product research and development;

●	uncertainties associated with dependence upon the actions of government regulatory agencies;

●	product plans and performance;

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●	management’s assessment of market factors; and

●	statements regarding our strategy and plans.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this offering circular in the case of forward-looking statements contained in this offering circular.

USE OF PROCEEDS

Assuming a maximum raise of $5,000,000 we estimate that the net proceeds from the sale of the common stock in this offering will be approximately $4,868,000 after deducting estimated offering expenses of $132,000 related to this offering (including, but not limited to, legal fees, accounting fees, and broker fees and commissions).

Assuming a raise of $3,750,000, representing approximately 75% of the maximum offering amount, we estimate that the net proceeds from the sale of the common stock in this offering will be approximately $3,654,468 after deducting estimated offering expenses of $95,532 related to this offering (including, but not limited to, legal fees, accounting fees, and broker fees and commissions).

Assuming a raise of $2,500,000, representing approximately 50% of the maximum offering amount, we estimate that the net proceeds from the sale of the common stock in this offering will be approximately $2,416,968 after deducting estimated offering expenses of $83,032 related to this offering (including, but not limited to, legal fees, accounting fees, and broker fees and commissions).

Assuming a raise of $1,250,000, representing approximately 25% of the maximum offering amount, we estimate that the net proceeds from the sale of the common stock in this offering will be approximately $1,179,468 after deducting estimated offering expenses of $70,532 related to this offering (including, but not limited to, legal fees, accounting fees, and broker fees and commissions).

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by us.

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares and assuming the payment of no sales commissions or finder’s fees. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	1,250,000	2,500,000	3,750,000	5,000,000
Gross proceeds	$1,250,000	$2,500,000	$3,750,000	$5,000,000
Offering expenses	(70,532)	(83,032)	(95,532)	(108,032)
Net proceeds	$1,179,468	$2,416,968	$3,654,468	$4,868,000
Offering Expenses
Underwriter Expenses	-			-
Legal & Accounting	33,032	33,032	33,032	33,032
Marketing	37,500	50,000	62,500	75,000
Publishing/EDGAR	-	-	-	-
Transfer Agent	-	-	-	-
Total Offering Expenses	$70,532	$83,032	$95,532	$108,032

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares. All amounts set forth below are estimates.

	Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Prototype Development	$250,000	$500,000	$750,000	$1,000,000
Software Development	25,000	50,000	75,000	100,000
Field Testing	575,000	1,150,000	1,725,000	2,300,000
General and Administrative	250,000	500,000	750,000	1,000,000
Working Capital	79,468	216,968	354,468	491,968
Total Net Proceeds	$1,179,468	$2,416,968	$3,654,468	$4,868,000

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We believe that the expected net proceeds from this offering assuming we complete an offering for 50% of the maximum offering amount, and our existing cash and cash equivalents, will be sufficient to fund our operations for at least the next 12 months, although we cannot assure you that this will occur.

The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion and flexibility in the application of the net proceeds. Pending these uses, the proceeds will be invested in short-term bank deposits.

During the course of the offering, the company may issue Bonus Shares as described under “Plan of Distribution.” The issuance of Bonus Shares does not affect the potential proceeds that may be received by the company.

DIVIDEND POLICY

To date, we have not paid any dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. The declaration and payment of dividends on the common stock is at the discretion of our Board of Directors and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our Board of Directors may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2023 on:

●	an actual basis; and

●	a pro forma as adjusted basis after giving effect to

	○	the sale of 5,000,000 shares of our common stock in this offering, representing 100% of the maximum offering amount, or $5,000,000, at a public offering price of $1.00 per share, and our receipt of the estimated $4,868,000 in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by us;

	○	the sale of 3,750,000 shares of our common stock in this offering, representing 75% of the maximum offering amount, or $3,750,000, at a public offering price of $1.00 per share, and our receipt of the estimated $3,654,468 in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by us;

	○	the sale of 2,500,000 shares of our common stock in this offering, representing 50% of the maximum offering amount, or $2,500,000, at a public offering price of $1.00 per share, and our receipt of the estimated $2,416,968 in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by us; and

	○	the sale of 1,250,000 shares of our common stock in this offering, representing 25% of the maximum offering amount, or $1,250,000, at a public offering price of $1.00 per share, and our receipt of the estimated $1,179,468 in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by us.

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You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this offering circular.

		At June 30, 2023
	Actual	Pro –Forma - $1.25M Offering	Pro –Forma - $2.5M Offering	Pro –Forma - $3.75M Offering	Pro –Forma - $5M Offering

Cash and cash equivalents	$982,358	$2,161,826	$3,399,326	$4,636,826	$5,874,326
Mezzanine: Series A Preferred Stock, 200,000 shares authorized; 200,000 shares issued and outstanding	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Common Stock subject to buyback, 9,100,000 shares outstanding	531	531	531	531	531
Stock receivable	(310)	(310)	(310)	(310)	(310)
Stockholders’ equity:
Preferred stock, $0.0001 par value: 200,000 authorized, zero shares issued and outstanding	–	–	–		–
Common stock, $0.0001 par value: 50,000,000 shares authorized, actual and pro forma; 9,100,000 shares issued and outstanding, actual and 15,600,000 shares issued and outstanding, pro forma, respectively	379	504	629	754	879
Additional paid-in capital	31,541	1,281,416	2,531,291	3,781,166	5,031,041
Accumulated deficit	(1,058,783)	(1,129,315)	(1,141,815)	(1,154,315)	(1,166,815)
Total stockholders’ equity	(1,027,242)	152,226	1,389,726	2,627,226	3,864,726

Total capitalization	$982,358	$2,161,826	$3,399,326	$4,636,826	$5,874,326

The number of shares of common stock to be outstanding after this offering is based on 9,100,000 shares outstanding as of June 30, 2023 and does not give effect to:

●	2,328,000 shares of common stock available for future issuance upon exercise of outstanding stock options at a weighted average exercise price of $0.10 per share; and

●	up to 20,000,000 shares of common stock underlying 200,000 shares available for future issuance upon conversion of issued and outstanding Series A Preferred Stock.

DILUTION

Purchasers of our common stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

As of June 30, 2023, our net tangible book value was $982,358, or $0.11 per share of common stock. Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock.

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Dilution represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share of common stock after the offering. The following table illustrates the dilution in pro forma net tangible book value per share to new investors as of June 30, 2023 after giving effect to the sale of shares of common stock in this offering representing 100% of the maximum offering amount, representing 75% of the maximum offering amount, representing 50% of the maximum offering amount, and representing 25% of the maximum offering amount:

	$1.25M Offering	$2.5M Offering	$3.75M Offering	$5M Offering
Offering price per share	$1.00	$1.00	$1.00	$1.00

Net tangible book value per share at June 30, 2023	$0.11	$0.11	$0.11	$0.11
Increase in net tangible book value per share to the existing stockholders attributable to this offering	$0.13	$0.27	$0.40	$0.54
Adjusted net tangible book value per share after this offering (including bonus shares)	$0.20	$0.28	$0.33	$0.38
Dilution in net tangible book value per share to new investors	$(0.04)	$(0.10)	$(0.18)	$(0.27)

The number of shares of common stock to be outstanding after this offering is based on 9,100,000 shares outstanding as of June 30, 2023 and does not give effect to:

●	2,328,000 shares of common stock available for future issuance upon exercise of outstanding stock options at a weighted average exercise price of $0.10 per share; and
●	up to 20,000,000 shares of common stock underlying 200,000 shares available for future issuance upon conversion of issued and outstanding Series A Preferred Stock.

The following tables set forth, as of November 16, 2023, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing holders of our common stock and the price to be paid by new investors at the public offering price, assuming the sale of shares of common stock in this offering representing 100% of the maximum offering amount, representing 75% of the maximum offering amount representing 50% of the maximum offering amount, and representing 25% of the maximum offering amount.

$1.25M Offering

	Shares Purchased		Total Consideration			Average Price Per Share
	Number	Percent	Amount		Percent
Existing stockholders	9,100,000	87.9%	$			$
Investors purchasing shares in this offering	1,250,000	12.1%		1,250,000			1.00

Total	10,350,000	100%	$		100%	$

$2.5M Offering

	Shares Purchased		Total Consideration			Average Price Per Share
	Number	Percent	Amount		Percent
Existing stockholders	9,100,000	78.4%	$			$
Investors purchasing shares in this offering	2,500,000	21.6%		2,500,000			1.00

Total	11,600,000	100%	$		100%	$

$3.75M Offering

	Shares Purchased		Total Consideration			Average Price Per Share
	Number	Percent	Amount		Percent
Existing stockholders	9,100,000	70.8%	$			$
Investors purchasing shares in this offering	3,750,000	29.2%		3,750,000			5.00

Total	12,850,000	100%	$		100%	$

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$5M Offering

	Shares Purchased		Total Consideration			Average Price Per Share
	Number	Percent	Amount		Percent
Existing stockholders	9,100,000	64.5%	$			$
Investors purchasing shares in this offering	5,000,000	35.5%		5,000,000			1.00

Total	14,100,000	100%	$		100%	$

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto included in this offering circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

OVERVIEW

As stated above, we are a development stage company and there is no guarantee that the results of any trials will produce positive results or that the results will support our claims.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2023, COMPARED TO THE PERIOD OF JUNE 7, 2022 (INCEPTION) UNTIL JUNE 30, 2022.

REVENUE

To date, the company has no revenues.

SALARIES AND OUTSIDE SERVICES

Salaries and outside services for the six months ended June 30, 2023 increased by $281,440 to $283,940, compared to $2,500 for the prior year stub period. The increase was primarily due to expenses related to the appointment of the Company officers.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

Selling, general, and administrative (“SG&A”) expenses for the six months ended June 30, 2023 increased by $77,466 to $77,481, compared to $15 for the prior year stub period. The increase was primarily due to operating expenses related to establishing the Company.

OTHER INCOME AND EXPENSE

None.

NET LOSS

The consolidated net loss for the six months ended June 30, 2023 was $606,421, compared to the consolidated net loss of $2,515 for the prior year stub period. The increase in net loss for the period was primarily due to higher expenses in appointing Company officers and general operating expenses.

SUMMARY OF CASH FLOWS

The Company had a net working capital (i.e. the difference between current assets and current liabilities) of $973,358 at June 30, 2023 compared to a net working capital of $1,558,043 at fiscal year ended December 31, 2022.

Cash flow used in operating activities was $575,685 for the six months ended June 30, 2023, compared to cash flow used in operating activities of $2,515 for the prior year stub period. The increase in cash flow used in operating activities of $573,170 was primarily due to increases in salary and general operating expenses, partially offset by increases in accounts payable and stock option expense.

Cash flow used in investing activities was zero for both the six months ended June 30, 2023 and the prior year stub period.

Cash flow used in financing activities was zero for the six months ended June 30, 2023, compared to cash flow provided by financing activities of $25,600 for the prior year stub period. The decrease in cash flow provided by financing activities of $25,600 was due to borrowings in the the prior year stub period to fund the start up, but similar borrowings were absent in the six months ended June 30, 2023.

RESULTS OF OPERATIONS FOR THE PERIOD OF JUNE 7, 2022 (INCEPTION) THROUGH DECEMBER 31, 2022.

REVENUE

To date, the company has no revenues.

SALARIES AND OUTSIDE SERVICES

Salaries and outside services for the period ended December 31, 2022 was $157,306, primarily comprised expenses related to the salaries of the Company officers.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

Selling, general, and administrative (“SG&A”) expenses for the period ended December 31, 2022 was $49,207 primarily comprised of start up costs.

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RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses for the period ended December 31, 2022 was $245,000, comprised of the research project the Company funds at the University of Oklahoma.

OTHER INCOME AND EXPENSE

Other expenses for the period ended December 31, 2022 was $849, comprised of interest expense on the start up loan.

NET LOSS

The consolidated net loss for the period ended December 31, 2022 was $452,362, related to operating, state up and research and development expenses.

SUMMARY OF CASH FLOWS

The Company had a net working capital (i.e. the difference between current assets and current liabilities) of $1,558,043 at December 31, 2022.

Cash flow used in operating activities was $442,557 for the period ended December 31, 2022, primarily due to operating expenses, partially offset by increases in stock option expense.

Cash flow used in investing activities was zero for the period ended December 31, 2022.

Cash flow provided by financing activities was $2,000,600 for the period ended December 31, 2022, primarily due to the issuance of 200,000 shares of Series A Preferred stock.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

The Condensed Consolidated Financial Statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying consolidated Condensed Consolidated Financial Statements do not reflect any adjustments that might result if we are unable to continue as a going concern. Our independent auditors, in their report on our audited financial statements for the year ended December 31, 2022 expressed substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon, among other things, additional cash infusion. Management believes that the additional cash needed to meet our obligations as they become due, and which will allow the development of our core business operations, will be received through investments in the Company made by our existing shareholders, prospective new investors and future revenue generated by our operations.

As a result of the recent economic recession, and the continuing economic uncertainty, it has been difficult for companies to obtain equity or debt financing. While the credit markets have improved over the last year, it remains difficult for smaller companies to obtain financing on reasonable terms.

Any additional capital raised through the sale of equity or equity-backed securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities. The terms of the securities issued by us in future capital transactions may be more favorable to new investors and may include preferences, superior voting rights and the issuance of warrants or other derivative securities which may have a further dilutive effect.

Furthermore, any additional debt or equity or other financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business. Further, we may not be able to continue operations if we do not generate sufficient revenues from operations.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our reported financial results.

OFF-BALANCE SHEET ARRANGEMENTS

None.

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BUSINESS

Overview

We are a development stage oil and gas services company focused on advancing innovative technologies for the oil and gas industry including breakthrough novel drilling techniques and technologies attempting to harness the geothermal energy of the Earth’s core, an unlimited source of clean energy. The Earth’s molten core is nearly as hot as the surface of the Sun, as evidenced by the eruption of volcanos and geysers such as Old Faithful in Yellowstone National Park. Harnessing just 0.1% of that heat energy could become a new source of energy to power humanity for 2 million years. Current state-of-the-art drilling technology cannot drill deep enough to make geothermal energy cost effective at a global scale. We are developing a suite of breakthrough drilling technologies to better access and utilize geothermal energy. The deeper we can drill, the more energy we can unleash. Unlike large area solar and wind farms, a 9-inch diameter hole drilled 5 miles deep can produce the same amount of power as 320 acres of solar panels. By plugging tapping into this power deep within the Earth, we aim to provide direct access to an unlimited source of constant clean energy anywhere in the world.

The direct application of our “DeepPower Platform” is considered to be an Enhanced Geothermal System (“EGS”). EGS is a next- generation geothermal technique and does not require natural hot water reservoirs for the development of geothermal power plants. In EGS, the developer creates its own reservoir by drilling down into solid hot rock, injecting water at a high pressure through one well, fracturing the rock to let the water pass through, then collecting the heated water through another well. Theoretically, this approach can create geothermal power plants anywhere in the world by drilling 5 to 6 miles deep. We start with the tried-and-true concept of an oil and gas exploration drill. Then, we change the method and geometry of drilling in such a way that we reduce the stress around the wellbore – in effect weakening the rock. By requiring less mechanical energy, we believe we will be able to drill faster, deeper and at a lower cost than conventional methods allow.

We intend to use traditional oil and gas casing down several miles, then switch to our special single mono-bore casing to go all the way to superhot rock. This reduces “trip time” thereby further reducing the total drilling cost.

At about 5 to 6 miles down, the superhot rock is approximately 400°C. Injected water at this temperature becomes supercritical – a phase of water that is neither liquid nor gas. This supercritical water can hold 10 times more heat energy than lower temperature water. This “holy grail” of geothermal energy is not without challenges. At this temperature, the supercritical water is very corrosive. The world’s first superhot rock geothermal wells in Iceland failed due to corrosion. Therefore, we are developing breakthrough anti-corrosion coatings that can be used in well casings, valves, heat exchangers, and other surface equipment.

History

DeepPower was founded on May 27, 2022 as a Nevada Corporation.

Business Overview

What is Geothermal Energy?

Geothermal energy is a renewable energy heat source found under the surface of the earth. Geothermal energy is visible on the surface in volcanoes, geysers, or hot springs. It is always available, regardless of weather conditions. Its emissions are as low as solar, wind, and hydropower. The heat flowing from Earth’s interior is continually replenished by the decay of naturally occurring radioactive elements and will remain available for billions of years.

Current Conventional Geothermal production within the US is at 3.5GW. The western United States has a Enhanced Geothermal System (EGS) potential of 500GW. The Continental US EGS potential is 2.3TW. (Source U.S. Energy Information Administration (EIA) (2023) Monthly Energy Review June 2023)

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How it works?

Geothermal energy from deep wells is converted to clean power as heat from the Earth is brought up to the surface in the form of hot ground water and steam. The water used to generate clean power is then cooled in a cooling tower. The cooled water is reinjected into the reservoir. This reinjected water can replenish the geothermal reservoir.

A geothermal heat pump circulates water through pipes buried in the ground, or submerged in a water body, to heat and cool a building’s HVAC system. (Source- https://www.weforum.org/agenda/2023/01/geothermal-energy-infographics-data-renewable/)

Why Geothermal Energy?

Geothermal resources are natural or man-made reservoirs of hot water that at varying temperatures and depths below the Earth’s surface. Wells, ranging from a few feet to several miles deep, can be drilled into underground reservoirs to tap steam and very hot water that can be brought to the surface for use in a variety of applications, including electricity generation, direct use, and heating and cooling. Geothermal power plants are compact. They use less land per gigawatt-hour (404 m2) than comparable-capacity coal (3,642 m2), wind (1,335 m2), and solar photovoltaic (PV) power stations (3,237 m2). Modern closed-loop geothermal power plants emit no greenhouse gasses and have life cycle emissions three times lower than solar PV, and 40 times lower than natural gas. Geothermal power plants consume less water on average over the lifetime energy output than most conventional electricity-generation technologies. The federal government invests in geothermal because it supplies clean, renewable power around the clock, offers a low-carbon way to heat and cool buildings, emits little or no greenhouse gases, and takes a very small environmental footprint to develop.

Overall, geothermal energy offers a sustainable, low-emission, low cost, and reliable source of power, contributing to climate change mitigation, energy security, and economic development. It is a promising renewable energy option that can play a crucial role in transitioning to a cleaner and more sustainable energy future.

See below charts on the types of energies, CO2 emissions and costs.

Total Addressable Market, Serviceable Obtainable Market

Global geothermal power generation capacity stood at 16,127 MW at the year-end 2022, an increase of 286 MW over 2021 (2% growth). The United States is the top geothermal producer in the world as of 2022. IThe global geothermal energy market is projected to grow from $62.65 billion in 2022 to $95.82 billion by 2029 at a CAGR of 6.3% in forecast period.

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The market has been studied geographically across five main regions, North America, Europe, Asia Pacific, Latin America, and Middle East & Africa. The market in Asia Pacific stood at USD 21.80 billion in 2021 and is anticipated to hold the largest market value share over the forecast period. North America was the fastest-growing region in terms of geothermal consumption in 2021. The U.S. is anticipated to grow at a CAGR of 7.0% over the forecast period. Dominating commercial and residential applications are the primary reasons behind the growth of the geothermal sector across the U.S. The U.S geothermal companies have 58 active developing prospects and projects across nine states (most located in Nevada). Among all the projects, five are in the phase immediately preceding completion: two in California, and three in Nevada.

Europe is the second-largest market in terms of geothermal consumption. As per the current scenario, only 10 European countries have operating geothermal power plants. Over 20 countries, with geothermal projects, are in the developmental phase across the region. Over the past half-decade, the geothermal market was concentrated across the greater European areas and had an annual growth rate of over 10%. The primary reason for the substantial growth over the past decades across the region was the capacity addition of geothermal in Turkey.

The Latin America market is primarily driven by increasing electrical consumption across the industrial, commercial, and residential sectors. To reduce the dependency on fossil fuel-based electrical energy, the renewable and geothermal industries are diversifying steadily across the region. Mexico is one of the largest resource bases in renewable energy production. The country could attract many investors by showing the potential of renewables into their energy mix targets. Geothermal sector is ‘Mexico’s most significant contributor to clean electricity generation.

The Middle East & Africa market is primarily concentrated in the East African Rift region. The region has great geothermal potential for direct use and electricity production. East Africa is truly focused on developing renewable sources, including geothermal, on meeting the Paris Agreement on sustainable development and climate objectives.

Kenya is the leading country in the production and consumption of geothermal across the Middle East & Africa. Over 92% of the electricity generated across Kenya was from renewable sources in 2020. Geothermal sector was the country’s major source of generated electricity, accounting for over 48.4% of the total electricity produced in 2020.

The 2019 GeoVision analysis indicates potential for up to 60 gigawatts of electricity-generating capacity, more than 17,000 district heating systems, and up to 28 million geothermal heat pumps by 2050. If we realize those maximum projections across sectors, it would be the emissions reduction equivalent of taking 26 million cars off U.S. roads every year. The top markets for geothermal this decade are expected to be Indonesia, the Philippines and New Zealand, which all lie along the Pacific Ring of Fire, where much volcanic activity occurs.

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To give these numbers context, consider the following datapoints:

●	America’s 3.7 GW capacity is split across 61 geothermal plants.
●	The world’s largest solar plant, the Bhadla Solar Park, has a maximum output of 2.2 GW
●	The world’s largest hydroelectric plant, the Three Gorges Dam, can produce up to 22.5 GW

While geothermal plants clearly produce less power, they do have benefits over other types of renewables. For example, geothermal energy is not impacted by day-night cycles, weather conditions, or seasons.

The following data from Fitch Solutions shows the forecasted growth of geothermal energy capacity by region. Fitch believes that over the next decade, the majority of new geothermal capacity will be installed in Asia. On the flipside, investment in North America and Western Europe (NAWE) is expected to decrease.

Economic Value

Geothermal is a unique and reliable source of clean energy, but adoption will remain limited until more cost-effective methods are developed.

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The below dataset shows the global contribution of each type of renewable energy. These figures are as of April 2022, and were sourced from the International Renewable Energy Agency (IRENA).

Type	Installed Capacity (% of total)	Installed Capacity (GW)
Hydro	40%	1226
Solar	28%	858
Wind	27%	827
Others	5%	153
(Geothermal)	(0.5)%	(15*	)
Total	100%	3064

*Geothermal’s total capacity in this dataset differs from the previous value of 16GW. This is due to differing sources and rounding.

The DeepPower Platform

We Begin Where Oil & Gas Drilling Left Off

The century-old $5 trillion global oil & gas industry includes companies that have mastered the art of drilling. They have global scale infrastructure and the people needed for drilling, management and operations. However, their drilling technologies are not designed for the high heat, high pressure, and high corrosion conditions of deep geothermal.

What if the oil & gas industry had drop-in replacement technologies for drilling, casing, and producing geothermal energy? We intend to help these potential producers make that leap. Our approach is to stand on the shoulders of the oil & gas industry giants who have come before us and build on what they have learned to propel the world into a new era of clean energy production.

We are developing a suite of drilling technologies, based on existing oil & gas drilling techniques, to drill to depths beyond where any oil rig has gone before.

DeepPower is focusing its efforts on developing technology in the following three areas:

DeepPower Drilling

Through our Sponsored Research Agreement with the University of Oklahoma, DeepPower is researching and developing a unique new drilling technology to drill depths that have never been reached before to commercially harvest the Earth’s heat.

We start with the tried-and-true concept of an oil and gas exploration drill. Then, we change the method and geometry of drilling in such a way that we reduce the stress around the wellbore – in effect weakening the rock. By requiring less mechanical energy, we believe we will be able to drill faster, deeper and at a lower cost.

By utilizing the expertise of the principal investigator, Dr. Saeed Salehi, and leveraging the tools, labs and resources of the University of Oklahoma, DeepPower is able to spend less money on capital expenditures required to develop and test this type of technology, and more money on the actual research and development of the product itself.

Revenue Model

Currently, DeepPower is pre-revenue while in its research and development stages. When our technologies and/or products are fully developed and are ready for commercial use, we intend to pursue the following sales options:

1). Licensing model. We will license our technology to manufacturers who wish to develop and use our technology in production environments, and/or,

2). Direct sales model. We will manufacture or contract for the manufacture our products for direct sale to operators and service companies.

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Competition

There are a number of companies attempting to develop technologies to drill to depths where they can access significant enough temperatures to produce energy. In addition, there are other companies attempting to build/develop ancillary products that will service geothermal drilling and production.

There are very little, or no commercially available products that can drill to the “superhot rock” depths and withstand the temperatures needed to consistently produce energy. Because of this, there is a lot of opportunity in the market as well as some inherent risks.

Some competitors include Ormat, Baker Hughes, Mitsubishi, First Gen Corporation, Haliburton, Sage Geosystems, Fervo Energy, Quaise Energy, just to name a few. These companies have a longer history than us and may be better capitalized.

Commercialization Plan

After fully developing the technical aspects of our technologies, we intend to partner with larger firms to help commercialize our technologies and/or productize specific drilling tools or systems.

Either we or our development partners must undertake various drilling tests. To do so, permits and approvals must be obtained from various entities, such as landowners, state, county, municipal or regulatory bodies, and when needed, federal agencies and other regulatory bodies. hisThis permitting process can be lengthy and timeframes subjective or unpredictable.

Intellectual Property

Sponsored Research Program

The research and development of the DeepPower Platform is led by Professor Saeed Salehi at the University of Oklahoma through a sponsored research program funded by DeepPower. Dr. Salehi, Associate Professor, Mewbourne Professorship in Petroleum Engineering, has an extensive background in geological engineering. He previously worked as a drilling and well engineer in the oil and gas industry and has more than ten years of academic experience teaching and delivering university and industry-customized courses.

On September 27, 2022, The Company entered into a Sponsored Research Agreement (SRA) with the University of Oklahoma to develop proprietary drilling technology. The SRA is cancellable by either party at any time by giving not less than sixty (60) days prior written notice to the other party. In the event of early termination, the University will take all reasonable steps to minimize termination costs. In the event of early termination, the Company will pay all costs and noncancellable obligations incurred by University and prorated as of the date of termination. Noncancellable obligations may include, without limitation, compensation for Project personnel through the end of the contract term. The term of this SRA spans from November 1, 2022 to June 30, 2024. The total cost of this SRA to the Company is $1,249,438, and is broken into 6 payments, the first payment of which was $245,000 sent upon execution of the agreement on September 27, 2022. The Company included the payment of $245,000 as research and development expense on the income statement.

Description of Property

As of December 31, 2022, the Company has a month-to-month lease at a shared work space environment that costs $299 per month.

Employees

As of December 16, 2023, we have two full time employees.

Legal Proceedings

From time to time, we may become involved in litigation matters relating to claims arising from the ordinary course of business. While the results of such claims and legal actions cannot be predicted with certainty, our management does not believe that there are claims or actions, pending or threatened against us, the ultimate disposition of which would have a material adverse effect on our business, results of operations, financial condition, or cash flows.

Reports to Securityholders

See “Where You Can Find More Information” for a description of reports that we are required to make to our securityholders.

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MANAGEMENT

The following table presents information with respect to our executive officers and directors as of December 16, 2023:

Name	Age	Position
Andrew Van Noy	40	Chief Executive Officer, Acting Chief Financial Officer, President, Secretary, Treasurer and Director
Jason Earl	50	Independent Director

Set forth below is biographical information about each of the individuals named in the table above:

Andrew Van Noy, Chief Executive Officer, Acting Chief Financial Officer, President, Secretary, Treasurer and Director Andrew Van Noy has been an Officer and Director of the Company since June 2022. From 2012 to October 2022, Mr. Van Noy was President, CEO and Board Member of AiAdvertising, Inc. He was Executive Vice President of AiAdvertising from November 2011 to April 2012 and Vice President of Sales and Marketing of AiAdvertising from May 2011 to November 2011. From January 2009 to April 2011, Mr. Van Noy served as the Vice President of Sales and Marketing for PageTransformer, a company which provided web and software development for iPad, iPhone, and Android devices. Mr. Van Noy has experience rebranding and restructuring businesses and presided over the acquisition of a number of companies. Mr. Van Noy graduated from BYU with a Bachelor of Science degree. We believe Mr. Van Noy’s past marketing and sales experience will benefit the Company as it grows.

Jason Scott Earl, MS, MBA, PE, Ph.D., Independent Director.

Dr. Jason Scott Earl has been an Independent Board Member for DeepPower since 2022. He is currently the Managing Director for Esperer Ventures which has a large portfolio of operating companies.  Prior to this position, he was the Director of the Willes Center for International Entrepreneurship at Brigham Young University Hawaii for 7 years.  As a professor of business management he taught classes in strategic management, venture creation, and entrepreneurial management – areas of expertise developed during his career. He has conducted strategy and finance training for first year MBA students at Harvard Business School (HBS) as well as Senior Executives at General Electric (GE), ABB, Insperity, Marvell, and Illumina. Jason graduated from Brigham Young University with B.Sc. and M.Sc. degrees in Civil and Structural Engineering and was hired by Exxon Mobil in New Orleans as an Offshore Structural/ Drilling Engineer. He completed his MBA in corporate finance at Tulane University. After graduating from Tulane University, he moved to Southern California where he accepted a management position with World Minerals Inc. as Director of Strategic Planning & Finance. During five years with World Minerals, he was heavily involved in the valuation and acquisition of eleven (11) companies. Jason then went on to become President of StarStone, LLC - a leading material science technology company based in Santa Barbara, California. We believe that with his business experience and associated experience in the oil and gas industry, Mr. Earl provides valuable insight to the Company.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Director Independence

Our Board of Directors has determined that our sole director is not considered “independent” under the Nasdaq listing rules, which is defined generally as a person other than an executive officer or employee of ours who does not have a relationship that, in the opinion of our Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Director Compensation

On January 19, 2023, our Independent Board Director, Jason Earl, was granted 108,000 stock options in the Company at an exercise price of $0.10 per share. The stock options started vesting after six months, and shall continue to vest equally each month over a 36-month period.

Indemnification of Directors and Officers

Our Articles of Incorporation contains provisions limiting the liability of directors to the fullest extent permitted by Nevada law and provides that we will indemnify each of our directors and officers to the fullest extent permitted under Nevada law. Our Articles of Incorporation and Bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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EXECUTIVE COMPENSATION

The following table shows the compensation awarded to or earned by our named executive officers in the last fiscal year. Other than listed below, we did not have any other employees that received more than $100,000 in compensation during the last two fiscal year (since inception).

Summary Compensation Table – For the period ended December 31, 2022

Name and Principal Position	Year	Salary ($)	Option Awards ($)	Other Compensation	Total ($)

Andrew Van Noy, CEO, Acting CFO, Director	2022	$75,000	-	-	$75,000
Zack Bartlett, Director of Communications	2022	$52,000	-	-	$52,000

Outstanding Equity Awards

As of December 31, 2022, Andrew Van Noy, our chief executive officer had no outstanding option awards, unvested stock awards, or other equity incentive plan awards.

As of December 31, 2022, Zack Bartlett had 1,120,840 in unvested stock options of the Company.

On January 19, 2023, Jason Earl was granted 108,000 stock options in the Company with an exercise price of $0.10 per share that start vesting after six months and then vest equally over thirty-six months.

On November 1, 2023, Dr. Saeed Salehi was granted 1,000,000 stock options in the Company with an exercise price of $0.10 per share that start vesting after six months and then vest equally over thirty-six months.

Narrative Disclosure to Summary Compensation Table

Andrew Van Noy – Chief Executive Officer

Mr. Van Noy receives a salary of $225,000 per year, payable in semi-monthly installments. He does not currently have a formal employment agreement. He has served in the position of CEO.

Other Agreements

Mr. Bartlett has served as the Director of Communications since October 3, 2022. He receives a salary of $156,000 per year. He also received 1,220,000 non-qualified stock options to purchase common stock of the Company with an exercise price of $0.10 per share. The options vest over a thirty-six month period and expire ten years from the date of grant.

Stock Option Grants

The Company does not have a formal stock option plan, although it has issued non-qualified stock options to one employee and two consultants in consideration of their service to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets out, as of December 16, 2023, the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 5% of any class of the Company’s voting securities or having the right to acquire those securities.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of the date of this offering circular are counted as outstanding, although such shares are not counted as outstanding for computing the percentage ownership of any other person. The percentage of shares beneficially owned before the offering is computed on the basis of 9,100,000 shares of our common stock outstanding immediately prior to the date of this offering. The percentage of shares beneficially owned after the offering assumes that all bonus shares are issued as part of the Offering. Unless otherwise indicated, the address of each person listed below is c/o DeepPower, Inc., 1633 Innovation Way, 4th Floor, Lehi, Utah 84043.

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Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned Prior to Offering	Percent of Common Stock Beneficially Owned After to Offering
Executive officers and directors:
				$1.25M Offering	$2.5M Offering	$3.75M Offering	$5M Offering
Andrew Van Noy, CEO	9,100,000	(1)	100%	87.9%	78.4%	70.8%	64.5%

All Executive Officers and Directors as a group (1 person)	9,100,000		100%	87.9%	78.4%	70.8%	64.5%

SECURITIES BEING OFFERED AND DESCRIPTION OF CAPITAL STOCK

General

We are offering up to 6,500,000 shares of our common stock, including up to 1,500,000 shares of Bonus Shares, at a public offering price of $1.00 per share as part of this Offering.

The following description summarizes the certain terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of ours second amended and certificate of incorporation and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to the certificate of incorporation, the bylaws of the Company, the certificate of designation for the Series A Preferred Stock and to the applicable provisions of Nevada law.

Common Stock

We are authorized to issue 1,000,000,000 shares of common stock. Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

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Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock. Our Articles of Incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

We currently have 200,000 shares of Series A Preferred Stock issued and outstanding. Our Series A Preferred Stock is the only series of preferred stock designated by our Board of Directors.

Series A Preferred Stock

As of December 31, 2022, 200,000 shares of Series A Preferred Stock are authorized, of which 200,000 are issued and outstanding.

On October 1, 2022, the Company issued 200,000 shares of Series A preferred stock to an accredited investor in a Securities Purchase Agreement for consideration in the amount of $2,000,000. The holder of the Series A Preferred Stock is also party to an Investor Rights Agreement with the Company that allows the investor to have certain registration rights, including the ability to demand the Company register the shares via Form S-1 or Form S-3 at the Company’s expense, or the ability to include the investor’s shares on a registration statement that is voluntarily being filed by the Company.

Voting

Holders of Series A Preferred Stock shall not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting); provided, however, that each Holder of outstanding shares of Series A Preferred shall be entitled, on the same basis as holders of Common Stock, to receive notice of such action or meeting.

Dividends

Holders of outstanding shares of the Series A Preferred Stock shall be entitled to receive dividends pari passu with the holders of Common Stock, except upon a liquidation, dissolution and winding up of the Company.

Liquidation Preference

Upon a liquidation, dissolution and winding up of the Company, the holder of each outstanding share of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders upon such liquidation, whether such assets are capital or surplus of any nature, an amount equal to Ten Dollars ($10.00) for each such share of the Series A Preferred Stock (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all dividends, if any, declared and unpaid thereon as of the date of such distribution, before any payment shall be made or any assets distributed to the holders of the common stock, and, after such payment, the remaining assets of the Company shall be distributed to the holders of common stock.

Conversion

Each holder of Series A Preferred Stock has the right, at any time, at its election, to convert shares of Series A Preferred Stock into shares of Common Stock, provided that the Company has enough authorized shares of Common Stock to issue upon each conversion of the Preferred Stock. The “Conversion Ratio” of the Series A Preferred Stock was adjusted to 100 shares of Common Stock for one share of Series A Preferred Stock , subject to adjustments as described in the certificate of designation for the Series A Preferred Stock. Each holder may not convert any amount of Series A Preferred Stock that results in the holder being beneficial owners of more than 4.99% of the Company’s total issued and outstanding Common Stock at the time of conversion, unless the holder provides the Company with a 61-days prior written notice to exceed 4.99% beneficial ownership.

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Protective Provisions

The holders of the Series A Preferred Stock are entitled to certain protective provisions that prevent the Company from altering or changing the rights, preferences or privileges of the shares of the Series A Preferred Stock so as to affect materially and adversely such shares, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting together as one class. Further, the Company covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the certificate of designation for the Series A Preferred Stock, and will at all times carry out all the provisions of the certificate of designation and take all action as may be required to protect the rights of the Holders.

Warrants

As of the date hereof, we have no outstanding warrants to purchase shares of our common or preferred stock..

Transfer Agent

The transfer agent for our common stock is Colonial Stock Transfer Company, Inc.

PLAN OF DISTRIBUTION

The Company is offering up to 5,000,000 shares of common stock, including 1,500,000 shares of Bonus Shares on a “best efforts” basis at a price of $1.00 per share. No additional consideration will be received by the company for the issuance of Bonus Shares and the company will absorb the cost of the issuance of the Bonus Shares. The minimum subscription is $500.00, or 500 shares of common stock.

The Company intends to market the shares in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our offering circular or “testing the waters” materials on an online investment platform. This offering circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website (www.DeepPower.com) on a landing page that relates to the offering.

The offering will terminate at the earliest of the date at which the maximum offering amount has been sold, one year from the date upon which the Commission qualifies the offering statement of which this offering circular forms a part and the date at which the offering is earlier terminated by the Company, in its sole discretion.

The Company intends to complete multiple closings on a rolling basis. After each closing, funds tendered by investors will be available to the Company.

Engagement Agreement with Dalmore Group, LLC

We are currently party to a Broker-Dealer Agreement dated October 19, 2023 with Dalmore Group, LLC. (“Dalmore” or the “Broker-Dealer”). Dalmore has agreed to act as our broker dealer of record for the offering and service provider for investors who participate in the offering. Dalmore has made no commitment to purchase all or any part of the shares of common stock being offered and is strictly acting in an administrative and compliance capacity as the broker dealer of record, and is not being engaged by the Client to act as an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act or placement agent in connection with the offering.

Offering Expenses

We are responsible for all offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including those charged by FINRA and the SEC; and (iv) costs relating to background checks of the Company’s officers and directors. We have also agreed to pay $25,000 to our broker-dealer for consulting fees and out-of-pocket expenses.

Broker-Dealer’s Commission

We have agreed that the Broker Dealer Agreement with Dalmore Group will provide for us to pay a commission of one percent (1%) of the aggregate amount raised in the offering

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The following table shows the total commissions payable to Dalmore Group on a per-share basis in connection with this offering, assuming a fully subscribed offering.

Per Share
Public offering price	$1.00
Dalmore Group commission (1.0%)*	$0.01
Proceeds, before expenses, to us, per share	$0.99

*Assuming a fully subscribed offering, Dalmore Group would receive total cash commissions of $50,000.00.

Bonus Shares

Investors in this offering are eligible to receive bonus shares of Common Stock, which effectively gives them a discount on their investment. Those investors will receive, as part of their total investment in the Offering, up to 30% of the total shares they purchased, depending upon the amount they invest as described below (the “Bonus Shares”). Investors receiving the Bonus Shares will pay an effective price of less than $1.00 per share.

Total Investment	Bonus Shares	Effective Price Per Share
$1,000	5% Bonus Shares	$0.95
$1,500	7.5% Bonus Shares	$0.93
$2,500	10% Bonus Shares	$0.91
$5,000	15% Bonus Shares	$0.87
$10,000	20% Bonus Shares	$0.83
$25,000	25% Bonus Shares	$0.80
$35,000	30% Bonus Shares	$0.77

We believe that Bonus Shares simply reduce the cost basis per share of the investment. However, it is recommended that investors consult with their own tax professionals to fully understand any tax implications of receiving Bonus Shares.

Other Terms

In addition, the Company will pay $3,500 monthly to Dalmore Technology, LLC (“Dalmore Technology”), a related company to Dalmore, as a platform fee, totaling $42,000 over the 12 months of the initial contract term. Our agreement with Dalmore provides for an initial term of 12 months, with automatic renewal for additional successive 12 month terms unless the Company or Dalmore provides notice of termination or non-renewal. In the event that the agreement is renewed for an additional term or terms, the $3,500 monthly platform will continue to apply for platform fees, continuing to total $42,000 for each such additional 12 month term. Dalmore Technology has agreed to perform the following services, which includes a $2.00 per recordholder fee and payment processing fee that is a passthrough cost by Dalmore Technology charged by third party vendors:

●	Investor registration and onboarding
●	Arrangement of payment processing services by third parties
●	Implementation of “tags” or “pixels” for marketing and CRM third parties
●	“Know Your Customer” and “Anti-Money-Laundering” Integration

Pricing of the Offering

Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price has been determined by negotiation between us and Dalmore Group. The principal factors considered in determining the initial public offering price include:

●	the information set forth in this offering circular and otherwise available to Dalmore Group;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	an assessment of our management;

●	the general condition of the securities markets at the time of this offering;

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●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by Dalmore and us.

We intend to price the offering prior to its qualification pursuant to Rule 253(b).

Investment Limitations

For individuals who are not accredited investors, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see under “— Procedures for Subscribing — How to Calculate Net Worth”). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in this offering. The only investors in this offering exempt from this limitation, if our common stock is not listed on Nasdaq or another exchange or market, are “accredited investors” as defined under Rule 501 of Regulation D under the Securities Act (each, an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i) You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii) You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below under “— How to Calculate Net Worth”);

(iii) You are an executive officer or general partner of the issuer or a director, executive officer or general partner of the general partner of the issuer;

(iv) You are a holder in good standing of the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), and the Licensed Investment Adviser Representative (Series 65), each as issued by FINRA;

(v) You are a corporation, limited liability company, partnership or are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares of common stock, with total assets in excess of $5,000,000;

(vi) You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vii) You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(viii) You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares of common stock;

(ix) You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000;

(x) You are a Commission or state-registered investment adviser or a federally exempt reporting adviser;

(xi) You are a Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

(xii) You are an entity not listed above that that owns “investments,” in excess of $5 million and that was not formed for the specific purpose of investing in the securities offered; or

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(xiii) You are an Investor that certifies that (A) it is a “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (i) with at least $5 million in assets under management, (ii) not formed for the specific purpose of acquiring the securities offered and (iii) whose investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment or (B) that it is a “family client” as defined in Rule 202(a)(11)(G)-1, of a family office meeting the criteria specified above.

This offering will start on or after the date that the offering is qualified by the Commission and will terminate on the earliest of the date at which the maximum offering amount has been sold, one year from the date upon which the Commission qualifies the offering statement of which this offering circular forms a part and the date at which the offering is earlier terminated by the Company, in its sole discretion.

Procedures for Subscribing

Dalmore Group, LLC (“Dalmore Group”) is a registered broker-dealer and member of FINRA and SIPC. Dalmore Group has been appointed by us as the broker-dealer of record for this offering but is not acting as an underwriter or placement agent. An affiliated company of Dalmore Group, Dalmore Technology LLC operates an online platform (the “Online Platform”) as a separate unincorporated business division.

After the Offering Statement has been qualified by the Commission, and prior to any closing date agreed upon by Dalmore and the Company, (i) each Investor will execute and deliver a subscription agreement (each, a “Closing”) to the Company through the Online Platform; (ii) each investor will tender funds via Stripe account, wire, credit or debit card, or ACH only, checks will not be accepted, to the Company in an amount equal to the price per share as shown on the cover page of the Offering Statement, as qualified by the Commission, multiplied by the number of shares of Common Stock subscribed by such Investor and as adjusted by any discounts or bonuses applicable to certain Investors. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Dalmore Technology will assist with the facilitation of credit and debit card payments through the Online Platform. The Company estimates that processing fees for credit card subscriptions will be approximately 2.89% of total funds invested per transaction, although credit card processing fees may fluctuate. All credit card processing fees shall be borne by the Investors.

When submitting the subscription request through the Online Platform, a prospective investor is required to agree to various terms and conditions by checking boxes and to review and electronically sign any necessary documents. The investor subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of his or her net worth (calculated by excluding the value of the investor’s principal residence). We will not accept any subscription agreements prior to the Commission’s qualification of this offering.

Other Procedures for Subscribing

Prospective investors investing through the Online Platform will acquire shares of our common stock through book-entry order. The investor will also be required to complete and submit a subscription agreement. Subscriptions for shares common stock acquired through http://deeppower.directinvest.io/ or provided directly by the Broker-Dealers. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

Our transfer agent is Colonial Stock Transfer Company, Inc. Our transfer agent will maintain stockholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

You may not subscribe to this offering prior to the date this offering is qualified by the Commission, which we will refer to as the qualification date. Before the qualification date, you may only make non-binding indications of your interest to purchase securities in the offering. For any subscription agreements received after the qualification date, we have the right to review and accept or reject the subscription in whole or in part, for any reason or for no reason. If rejected, we will return all funds to the rejected investor within ten business days. If accepted, the funds will remain in the Stripe account until we determine to have one or more closings of the offering and the funds in escrow will then be transferred into our general account after each closing.

Non-U.S. investors may participate in this offering by depositing their funds in the Stripe account ; any such funds that the Company or Dalmore receives shall be held in the Stripe account until a closing or multiple closings of this offering has occurred or such other time as mutually agreed between the Company and the Broker-Dealers, and then used to complete securities purchases and delivered to the Company’s general account for immediate use. All credit card processing fees will be paid for by the investor.

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Procedures for subscribing directly through the Company’s website

The subscription procedure is summarized as follows:

1. Go to the www.DeepPower.com website and click on the “Invest Now” button;

2. Complete the online investment form;

3. Deliver funds directly by wire, debit card, credit card or electronic funds transfer via ACH to the specified Stripe account;

4. Once funds or documentation are received an automated anti-money laundering (“AML”) check will be performed to verify the identity and status of the investor;

5. Once AML is verified, investor will electronically receive, review, execute and deliver to us a Subscription Agreement. Investors will be required to complete a subscription agreement in order to invest. For so long as we are not listed on Nasdaq or another exchange or market, the subscription agreement will include a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement (forms of which are attached to the offering statement, of which this offering circular forms a part, as Exhibits 4.1 and 4.2) and the funds required under the subscription agreement have been transferred to the Stripe account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares of subscribed-for common stock at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, unless a company’s offered securities are listed on a national securities exchange, non-accredited, non-natural person investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, for so long as our common stock is not listed on Nasdaq or another exchange or market, non-accredited, natural person may only invest funds in our common stock which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

How to Calculate Net Worth

For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares of common stock.

In order to purchase the shares of common stock and prior to the acceptance of any funds from an investor, for so long as our common stock is not listed on Nasdaq or another exchange or market, an investor in our common stock will be required to represent, to the Company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

No Minimum Offering Amount

There is no minimum offering amount in this offering and we may close on any funds that we receive. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

No Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

The Company has engaged Colonial Stock Transfer Company, Inc., a registered transfer agent with the SEC, who will serve as transfer agent to maintain stockholder information on a book-entry basis.

37

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Prior to the closing of this offering, we will have 9,100,000 shares of common stock outstanding. This does not include 2,328,000 shares of common stock available for future issuance upon exercise of outstanding stock options or up to 20,000,000 shares of common stock underlying 200,000 shares available for future issuance upon conversion of issued and outstanding Series A Preferred Stock.

All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates (as that term is defined in Rule 144 under the Securities Act), which generally includes directors, officers or 10% stockholders. None of the holders of shares of our common stock or securities exercisable for or convertible into shares of our common stock have any registration rights.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Articles of Incorporation and bylaws, subject to the provisions of Nevada law, contain provisions that allow the Company to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the Company. We have also entered into indemnification agreements with each of our executive officers and directors that provide our executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the laws of the State of Nevada in effect from time to time, subject to certain exceptions contained in those agreements. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our director and officers, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Provisions of Note in our Subscription Agreement

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, other than claims arising under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On October 1, 2022, The Company entered into a Stock Purchase Agreement with the Company CEO, Andrew Van Noy, through which the Company agreed to sell 9,100,000 shares of common stock for $910.

LEGAL MATTERS

The validity of the shares of common stock offered by this offering circular will be passed upon for us by Brunson Chandler & Jones, PLLC of Salt Lake City, Utah.

EXPERTS

The financial statements of DeepPower, Inc. as of December 31, 2022 and for the fiscal year then ended, have been audited by M&K CPAS, PLLC, independent registered public accounting firm, as set forth in their report thereon, which report is also included in this this offering, upon such report given on the authority of such firm as experts in accounting and auditing.

The report of M&K CPAS, PLLC contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

38

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission an offering statement on Form 1-A under the Securities Act with respect to the shares of common stock that we are offering. This offering circular, which constitutes a part of the offering statement, does not contain all the information set forth in the offering statement or the exhibits and schedules filed with the offering statement. For further information about us and the common stock, we refer you to the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this offering circular regarding the contents of any contract or other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. You can read our Commission filings, including the offering statement, at the Commission’s website which contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the Commission. The address of the website is www.sec.gov.

The offering statement is also available on our website at www.DeepPower.com. After the completion of this offering, you may access these materials at the foregoing website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on the website is not a part of this offering circular and the inclusion of the website address in this offering circular is an inactive textual reference only.

Reporting Requirements under Tier II of Regulation A for a Company not Registered under the Exchange Act

Following this Tier II, Regulation A offering, for so long as we have not filed with the Commission a Form 8-A which would require us to comply with all of the reporting requirements of the Exchange Act, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the Commission on Form 1-K; a semi-annual report with the Commission on Form 1-SA; current reports with the Commission on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Such reports and other information will be available for inspection and copying at the public reference room and on the SEC’s website referred to above. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

We will make annual filings on Form 1-K, which will be due by the end of July each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by the end of December each year, which will include unaudited financial statements for the six months ending September 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

We may supplement the information in this offering circular by filing a supplement with the SEC. You should read all the available information before investing.

39

DeepPower, Inc.

Index to Financial Statements

For the Periods Ended June 30, 2023 and 2022

F-1

DeepPower, Inc.

Balance Sheet

(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
CURRENT ASSETS
Cash	$982,358	$1,558,043
TOTAL CURRENT ASSETS	982,358	1,558,043
TOTAL ASSETS	$982,358	$1,558,043

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$9,000	$-
TOTAL CURRENT LIABILITIES	9,000	-

TOTAL LIABILITIES	9,000	-

MEZZANINE
Series A Preferred stock, 200,000 shares authorized; 200,000 issued and outstanding	2,000,000	2,000,000
Common stock subject to buyback, 9,100,000 outstanding	910	910
Stock Receivable, common stock, 3,100,000 shares	(310)	(310)
TOTAL MEZZANINE	2,000,600	2,000,600

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.0001 par value; 50,000,000 Authorized shares, zero issued and outstanding;	-	-
Common stock, $0.0001 par value; 1,000,000,000 authorized shares; 9,100,000 issued and outstanding	-	-
Additional paid in capital	31,541	9,805
Accumulated deficit	(1,058,783)	(452,362)
TOTAL SHAREHOLDERS’ EQUITY	(1,027,242)	(442,557)

TOTAL MEZZANINE, LIABILITIES AND SHAREHOLDERS’ EQUITY	$982,358	$1,558,043

The accompanying notes are an integral part of these unaudited financial statements.

F-2

DeepPower, Inc.

Income Statement

(Unaudited)

	Three months ended	From June 7, 2022 (inception) through	Six months ended	From June 7, 2022 (inception) through
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022

REVENUE	$-	$-	$-	$-

COST OF REVENUE	-	-	-	-
Gross Profit	-	-	-	-

OPERATING EXPENSES
Salaries and outside services	146,319	2,500	283,940	2,500
Selling, general and administrative expenses	64,085	15	77,481	15
Research and development expense	245,000	-	245,000	-
TOTAL OPERATING EXPENSES	455,404	2,515	606,421	2,515

LOSS FROM OPERATIONS BEFORE OTHER INCOME AND TAXES	(455,404)	(2,515)	(606,421)	(2,515)

OTHER EXPENSE
Interest expense	-	-	-	-
TOTAL OTHER EXPENSE	-	-	-	-

LOSS FROM OPERATIONS BEFORE PROVISION FOR TAXES	(455,404)	(2,515)	(606,421)	(2,515)

PROVISION (BENEFIT) FOR INCOME TAXES	-	-	-	-

NET LOSS	(455,404)	(2,515)	(606,421)	(2,515)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(455,404)	$(2,515)	$(606,421)	$(2,515)

NET LOSS PER SHARE
BASIC	$(0.05)	$-	$(0.07)	$-
DILUTED	$(0.05)	$-	$(0.07)	$-

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC	9,100,000	-	9,100,000	-
DILUTED	9,100,000	-	9,100,000	-

The accompanying notes are an integral part of these unaudited financial statements.

F-3

DeepPower, Inc.

Statement of Stockholders’ Equity

(Unaudited)

	Mezzanine Equity
	Preferred Stock		Common Stock		Stock Receivable	Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Amount	Capital	Deficit	Total

For the period of June 7, 2022 (inception) until June 30, 2022

Balance, June 7, 2022 (inception)	-	$-	-	$-		$-	$-	$-

Issuance of common stock	-	-	6,000,000	600	-	-	-	600
Net loss	-	-	-	-	-	-	(2,515)	(2,515)

Balance, June 30, 2022	-	-	6,000,000	600	-	-	(2,515)	(1,915)

Net loss	-	-	-	-		-	(23,355)	(23,355)

Balance, September 30, 2022	-	-	6,000,000	600	-	-	(25,870)	(25,270)

Issuance of common stock	-	-	3,100,000	310	(310)	-	-	-
Issuance of preferred stock	200	2,000,000	-	-	-	-	-	2,000,000
Stock based compensation	-	-	-	-	-	9,805	-	9,805
Net loss	-	-	-	-	-	-	(426,492)	(426,492)

Balance, December 31, 2022	200	2,000,000	9,100,000	910	(310)	9,805	(452,362)	1,558,043

For the three and six months ended June 30, 2023

Balance, December 31, 2022	200	2,000,000	9,100,000	910	(310)	9,805	(452,362)	1,558,043

Stock based compensation	-	-	-	-	-	10,804	-	10,804
Net loss	-	-	-	-	-	-	(151,017)	(151,017)

Balance, March 31, 2023	200	2,000,000	9,100,000	910	(310)	20,609	(603,379)	1,417,830

Stock based compensation	-	-	-	-	-	10,932	-	10,932
Net loss	-	-	-	-	-	-	(455,404)	(455,404)

Balance, June 30, 2023	200	$2,000,000	9,100,000	$910	(310)	$31,541	$(1,058,783)	$973,358

The accompanying notes are an integral part of these unaudited financial statements.

F-4

DeepPower, Inc.

Statement of Cash Flow

(Unaudited)

	Six months ended	From June 7, 2022 (inception) through
	June 30, 2023	June 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(606,421)	$(2,515)
Adjustment to reconcile net loss to net cash (used in) operating activities
Stock Option expense	21,736	-
Change in assets and liabilities:
Increase (Decrease) in:
Accounts payable	9,000	-
Accrued expenses	-	-
NET CASH USED IN OPERATING ACTIVITIES	(575,685)	(2,515)

CASH FLOWS FROM INVESTING ACTIVITIES:
No activity	-	-

NET CASH USED IN INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	-	600
Proceeds from note payable		25,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	25,600

NET INCREASE / (DECREASE) IN CASH	(575,685)	23,085

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,558,043	-

CASH AND CASH EQUIVALENTS, END OF PERIOD	$982,358	$23,085

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$-	$-
Taxes paid	$-	$-

Non-cash financing activities:
na	$-	$-

The accompanying notes are an integral part of these unaudited financial statements.

F-5

DEEPPOWER, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

For the Period ended June 30, 2023

1. ORGANIZATION AND LINE OF BUSINESS

Organization

DeepPower, Inc. (the “Company”, “we”) was organized as a Nevada corporation on June 7, 2022.

DeepPower is developing a novel geothermal drilling technology to access the Earth’s unlimited source of clean energy. The Earth’s molten core is as hot as the Sun as evidenced by the eruption of volcanos and geysers such as Old Faithful in Yellowstone National Park. Harnessing just 0.1% of that heat energy can power humanity for 2 million years. Current state-of-the-art drilling technology cannot drill deep enough to make geothermal cost effective at a global scale. We are developing a suite of drilling technologies to boldly go where no humans have gone before. The deeper we go the more energy we can unleash. Unlike large area solar and wind farms, a 9-inch hole drilled 5 miles deep can produce the same amount of power as 320 acres of solar panels. By plugging into this power deep within the Earth, we aim to provide direct access to an unlimited source of constant clean energy anywhere in the world.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Company’s Financial Statements. The Financial Statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the Financial Statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Since the Company has limited operations, estimates are primarily used in measuring liabilities, and equity-based transactions such as stock based compensation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of June 30, 2023, the Company had a cash and cash equivalents balance of $982,358. The company maintains its cash in bank deposit accounts which, at times may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) and the Securities Investor Protection Corporation (SIPC) up to $250,000 and $500,000 respectively, under current regulations. The Company had approximately $982,358 in cash and cash equivalents which exceeded the FDIC and SIPC insured limits at June 30, 2023. The Company has not experienced any losses in such accounts.

Property and Equipment

Property and equipment are stated at lower of cost or estimated net recoverable amount, and are depreciated or amortized using the straight-line method over the following estimated useful lives:

Furniture, fixtures & equipment	7 Years
Computer equipment	5 Years
Commerce server	5 Years
Computer software	3 - 5 Years
Leasehold improvements	Length of the lease

The Company had no depreciable assets, therefore, depreciation expense was zero for the period ended June 30, 2023.

Debt

The Company recognizes debt at its net settlement amount which includes the original borrowed amount plus any applicable accrued interest, and this number is included on the balance sheet as either short term or long term liabilities. The quarterly interest on debt will be included in interest expense on the income statement.

F-6

Revenue Recognition

During the period, the Company had no revenue. However, when we do record revenue, it will be in accordance with ASC 606. The deferred revenue and customer deposits as of June 30, 2023 was zero.

Research and Development

Research and development costs are expensed as incurred. Total research and development costs were zero for the period ended June 30, 2023.

Advertising Costs

The Company expenses the cost of advertising and promotional materials when incurred. Total advertising cost was $84,482 for the period ended June 30, 2023.

Fair value of financial instruments

Fair value is defined as the price to sell an asset or transfer a liability, between market participants at the measurement date. Fair value measurements assume that the asset or liability is (1) exchanged in an orderly manner, (2) the exchange is in the principal market for that asset or liability, and (3) the market participants are independent, knowledgeable, able and willing to transact an exchange. Fair value accounting and reporting establishes a framework for measuring fair value by creating a hierarchy for observable independent market inputs and unobservable market assumptions and expands disclosures about fair value measurements. Considerable judgment is required to interpret the market data used to develop fair value estimates. As such, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current exchange. The use of different market assumptions and/or estimation methods could have a material effect on the estimated fair value.

ASC Topic 820 established a nine-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

Stock-Based Compensation

The Company addressed the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The transactions are accounted for using a fair-value-based method and recognized as expenses in our statement of operations.

Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the consolidated statement of operations during the period ended June 30, 2023, included compensation expense for the stock-based payment awards granted prior to, but not yet vested, as of June 30, 2023 based on the grant date fair value estimated. Stock-based compensation expense recognized in the consolidated statement of operations for the period ended June 30, 2023 is based on awards ultimately expected to vest or has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The stock-based compensation expense recognized in the consolidated statements of operations during the period ended June 30, 2023 was $21,736.

On October 3, 2022, we granted non-qualified stock options to purchase up to 1,220,000 shares of our common stock to a key employee, at a price of $0.10 per share. The stock options vest equally over a period of 36 months and expire October 3, 2032.

On January 19, 2023, we granted non-qualified stock options to purchase up to 108,000 shares of our common stock to a key employee, at a price of $0.10 per share. The stock options vest equally over a period of 36 months and expire January 19, 2033.

Basic and Diluted Net Income (Loss) per Share Calculations

Income (Loss) per Share dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

F-7

For the period ended June 30, 0223, the Company excluded 200,000 shares of series A preferred stock that are convertible into 20,000,000 shares of common stock from series A convertible preferred stock, because their impact on the loss per share is anti-dilutive.

Recently Adopted Accounting Pronouncements

The Company does not elect to delay complying with any new or revised accounting standards, but to apply all standards required of public companies, according to those required application dates.

Management reviewed accounting pronouncements issued during the period ended June 30, 2023, and no pronouncements were adopted during the period.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized. For the period ended June 30, 2023, we used the federal tax rate of 21% in our determination of the deferred tax assets and liabilities balances.

Period ended
June 30, 2023

Current tax provision:
Federal
Taxable income	$-
Total current tax provision	$-

Deferred tax provision:
Federal
Loss carryforwards	$(217,780)
Change in valuation allowance	$217,780
Net deferred tax asset	$-

As of June 30, 2023, the Company had approximately $1,037,047 in tax loss carryforwards that can be utilized in future periods to reduce taxable income. The net deferred tax asset balance as of June 30, 2023 was zero.

3. GOING CONCERN

The accompanying Financial Statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying Financial Statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. As of June 30, 2023, Management reassessed going concern and found the Company may or may not have sufficient liquidity for the next 12 months such that there may be doubt about its ability to continue as a going concern company. During the year ended December 31, 2022 the Company raised capital from investors through sales of securities and normal course of business operations, which allowed the company to improve cash flow and pay down obligations. As of June 30, 2023, the Company had positive working capital of $973,358. We have historically reported net losses, and negative cash flows from operations, which raised substantial doubt about the Company’s ability to continue as a going concern since inception at June 7, 2022. The appropriateness of using the going concern basis is dependent upon, among other things, raising additional capital. Historically, the Company has obtained funds from investors since its inception through sales of our securities.

F-8

4. DEBT

As of June 30, 2023, the Company did not have short-term borrowing relationship with any lenders.

On June 22, 2022 the Company entered into an unsecured promissory note with a lender in the amount of $25,000. This note included accrued interest at a rate of 5% annually and matured on June 22, 2023. On October 10, 2022 the Company repaid this Note plus accrued interest of $377. As of June 30, 2023 the balance on this note was zero.

On August 25, 2022, the Company entered into an unsecured promissory note with a lender in the amount of $75,000. This note included accrued interest at a rate of 5% annually and matured on August 25, 2023. On October 10, 2022 the Company repaid this Note plus accrued interest of $472. As of June 30, 2023 the balance on this note was zero.

While the Company hopes that its capital needs in the foreseeable future may be met by cash on hand, there is no assurance that the Company will be able to generate enough positive cash flow to finance its growth and business operations in which event, the Company may need to seek outside sources of capital. There can be no assurance that such capital will be available on terms that are favorable to the Company or at all.

5. MEZZANINE

Series A Preferred Stock

On October 1, 2022, the Company entered into a stock purchase agreement, during which the Company received $2,000,000 for the sale of 200,000 shares of Series A Preferred Stock. The Series A Preferred Stock is presented as mezzanine on the balance sheet because it contains a deemed liquidation clause, which entitles the holders thereof to receive proceeds thereof in an amount equal to the stated value per share, plus any accrued and unpaid dividends, before any payment may be made to holders of common stock, during a deemed liquidation event. Deemed liquidation events include the sale of all or substantially all of the Company’s assets, any consolidation or merger that results in the stockholders of the Company having less than 50% of the voting rights of the newly combined company. In the event of any liquidation, dissolution or winding up of the Corporation, the holder of each outstanding share of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation, an amount per share equal to the greater of (i) ten dollars ($10.00) for each such share of the Series A Preferred Stock( as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all dividends, if any, declared and unpaid thereon as of the date of such distributions, or (ii) such amount per share as would have been payable has all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up, or deemed liquidation event. The Series A Preferred Stock has been classified outside of permanent equity and liabilities. Each share of Series A Preferred Stock has no voting rights. The holders of outstanding shares of the Series A Preferred Stock (the “Holders”) shall be entitled to receive dividends pari passu with the holders of Common Stock, except upon a liquidation, dissolution and winding up of the Corporation.

As of June 30, 2023, the Company has 200,000 shares of Series A Preferred Stock outstanding.

Common Shares Subject to Buyback

On September 1, 2022 the Company entered into a Founders Common Stock Purchase Agreement with the Company’s Chief Executive Officer, by which the Company offered 9,100,000 shares of common stock for a purchase price of $910. This transaction contains a buyback clause whereby the Company has the option to redeem these shares at a future date. Because of this clause it is included as a mezzanine equity. The Company may buyback 9,100,000 shares if the current Chief Executive Officer is terminated for any reason before August 21, 2024, by either party, based on this formula:

Buyback Shares = (Shares/24) x (24 – Months of Service)

This formula decreases the shares available to be bought back over a 24 month period, on a prorated basis. After 24 months (i.e. after September 1, 2024) the buyback opportunity no longer exists. As of June 30, 2023, 5,308,333 shares are redeemable.

The buyback rights of the Company described above shall terminate prior to 24 months upon the earlier of any of these corporate events: (i) any reorganization, consolidation or merger of the Corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving corporation); or (ii) any disposition of all or substantially all of the assets of the Corporation.

Stock Receivable

As noted above, on September 1, 2022, the Company entered into a Founders Common Stock Purchase Agreement with the Company’s Chief Executive Officer. The Chief Executive Officer transferred $600 out of the $910 total due to the Company for purchase of the 9,100,000 shares of common stock. As of June 30, 2023, the remaining $310 was still owed.

F-9

6. COMMON STOCK

At June 30, 2023, the Company’s authorized stock consists of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value of $0.0001 per share. The rights, preferences and privileges of the holders of the preferred stock will be determined by the Board of Directors prior to issuance of such shares. The conversion of certain outstanding preferred stock could have a significant impact on our common stockholders. As of June 30, 2023, there were 9,100,000 shares of common stock outstanding. These shares are classified as Mezzanine. Please refer to Note 5.

7. STOCK OPTIONS AND WARRANTS

Stock Options

On October 3, 2022, we granted non-qualified stock options to purchase up to 1,220,000 shares of our common stock to a key employee, at a price of $0.10 per share. The stock options vest equally over a period of 36 months and expire October 3, 2032. These options allow the optionee to exercise on a cashless basis, resulting in no cash payment to the company upon exercise.

On January 19, 2023, we granted non-qualified stock options to purchase up to 108,000 shares of our common stock to a key contractor, at a price of $0.10 per share. The stock options vest equally over a period of 36 months and expire January 19, 2033. These options allow the optionee to exercise on a cashless basis, resulting in no cash payment to the company upon exercise.

The Company used the historical industry index to calculate volatility, since the Company’s stock history did not represent the expected future volatility of the Company’s common stock. The fair value of options granted during the year ended June 30, 2023, were determined using the Black Scholes method with the following assumptions:

Period Ended
June 30, 2023
Risk free interest rate	5.0%
Stock volatility factor	250%
Weighted average expected option life	3 years
Expected dividend yield	-

A summary of the Company’s stock option activity and related information follows:

	Period ended June 30, 2023
		Weighted
		average
		exercise
	Options	price
Outstanding - beginning of period	1,220,000	$0.10
Granted	108,000	$0.10
Exercised	-	$-
Forfeited	-	$-
Outstanding - end of period	1,328,000	$0.10
Exercisable at the end of period	316,800	$0.10
Weighted average fair value of
options granted during the period		$10,476

As of June 30, 2023, the intrinsic value of the stock options was approximately zero. Stock option expense for the period ended June 30, 2023 was $21,736.

F-10

The Black Scholes option valuation model was developed for use in estimating the fair value of traded options, which do not have vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The weighted average remaining contractual life of options outstanding, as of June 30, 2023 was as follows:

		Weighted
		Average
	Number of	remaining
Exercise	options	contractual
prices	outstanding	life (years)
$0.10	108,000	9.56
$0.10	1,220,000	9.27
	1,328,000

Warrants

None

8. RELATED PARTIES

On October 1, 2022, The Company entered into a Stock Purchase Agreement with the Company CEO, Andrew Van Noy through which the Company agreed to sell Mr. Van Noy 9.1 Million shares of common stock for $910.

9. COMMITMENTS AND CONTINGENCIES

Leases

As of June 30, 2023, the Company has a month-to-month lease at a shared work space environment that costs $299 per month.

Sponsored Research Agreements

On September 27, 2022, The Company entered into a Sponsored Research Agreement (SRA) with the University of Oklahoma to develop proprietary drilling technology. The SRA is cancellable by either party at any time by giving not less than sixty (60) days prior written notice to the other party. In the event of early termination, the University will take all reasonable steps to minimize termination costs. In the event of early termination, the Company will pay all costs and noncancellable obligations incurred by University and prorated as of the date of termination. Noncancellable obligations may include, without limitation, compensation for Project personnel through the end of the contract term. The term of this SRA spans from November 1, 2022 to June 30, 2024. The total cost of this SRA to the Company is $1,249,438, and is broken into 6 payments, the first payment of which was $245,000 sent upon execution of the agreement on September 27, 2022. The Company included the payment of $245,000 as research and development expense on the income statement for the year ended December 31, 2022. The second payment was made on April 19, 2023 in the amount of $245,000, and was reported as research and development expense during the period ended June 30, 2023.

Legal Matters

The Company discloses material contingencies deemed to be reasonably possible and accrues loss contingencies when, in consultation with legal advisors, the Company concludes that a loss is probable and reasonably estimable. The ability to predict the ultimate outcome of such matters involves judgments, estimates and inherent uncertainties. The actual outcome of such matters could differ materially from management’s estimates.

10. SUPPLEMENTAL STATEMENT OF CASH FLOWS INFORMATION

During the year ended June 30, 2023, there were no non-cash activities:

11. SUBSEQUENT EVENTS

Management has evaluated subsequent events according to ASC TOPIC 855 as of the date of the financial statements and has determined that no subsequent event is reportable.

F-11

DeepPower, Inc.

Financial Statements

For the Years Ended December 31, 2022 and 2021

F-12

DeepPower, Inc.

Index to Financial Statements

For the Periods Ended December 31, 2022 and 2021

(Audited)

F-13

M&K CPAS PLLC

To the Board of Directors and
Stockholders of DeepPower, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of DeepPower, Inc. (the Company) as of December 31, 2022, and the related statement of income, shareholders' equity, and cash flow for the period from June 7, 2022 (inception) through December 31, 2022, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the period from June 7, 2022 (inception) through December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company may not have sufficient liquidity to finance its operation internally, which raises substantial doubt about its ability to continue as a going concern company. Management's plans regarding those matters are discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB .

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

F-14

Series A Convertible Preferred Stock

As discussed in Note 5, the Company has issued and outstanding Series A Convertible Preferred Stock that contains rights that allow the holders of the stock to receive proceeds out of the assets of the Corporation in a deemed liquidation event. Classification of the stock is subject to judgement based on the terms of the instrument.

Auditing management's determination of the Series A Convertible Preferred Stock classification involved significant judgment to determine evaluate management's determination of the classification.

To evaluate the appropriateness of the instrument's classification, we examined and evaluated the agreement for characteristics along with management's evaluation of the key terms and management's disclosure of the transactions.

M&K CPAS PLLC

We have served as the Company's auditor since 2023

The Woodlands, TX

October 9, 2023

F-15

DeepPower, Inc.

Balance Sheet

December 31, 2022
ASSETS
CURRENT ASSETS
Cash	$1,558,043
TOTAL CURRENT ASSETS	1,558,043

TOTAL ASSETS	$1,558,043

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accrued expenses	-
Note Payable	-

TOTAL CURRENT LIABILITIES	-

TOTAL LIABILITIES	-

MEZZANINE
Series A Convertible Preferred stock, 200,000 shares authorized; 200,000 issued and outstanding	2,000,000
Common stock subject to buyback, 9,100,000 outstanding	910
Stock Receivable, common stock, 3,100,000 shares	(310)
TOTAL MEZZANINE	2,000,600

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.0001 par value;	-
50,000,000 Authorized shares:	-
Common stock, $0.0001 par value; 1,000,000,000 authorized shares; 9,100,000 Stock Receivable	-
Additional paid in capital	9,805
Accumulated deficit	(452,362)
TOTAL SHAREHOLDERS’ EQUITY	(442,557)

TOTAL MEZZANINE, LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,558,043

The accompanying notes are an integral part of these financial statements.

F-16

DeepPower, Inc.

Income Statement

from June 7, 2022 through December 31, 2022

REVENUE	$-

COST OF REVENUE	-
Gross Profit	-

OPERATING EXPENSES
Salaries and outside services	157,306
Selling, general and administrative expenses	49,207
Research and development expense	245,000
TOTAL OPERATING EXPENSES	451,513

LOSS FROM OPERATIONS BEFORE OTHER INCOME AND TAXES	(451,513)

OTHER EXPENSE
Interest expense	(849)
TOTAL OTHER EXPENSE	(849)

LOSS FROM OPERATIONS BEFORE PROVISION FOR TAXES	(452,362)

PROVISION (BENEFIT) FOR INCOME TAXES	-

NET LOSS	(452,362)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(452,362)

NET LOSS PER SHARE
BASIC	$(0.09)
DILUTED	$(0.09)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC	5,319,324
DILUTED	5,319,324

The accompanying notes are an integral part of these financial statements.

F-17

The accompanying notes are an integral part of these financial statements.

F-18

DeepPower, Inc.

Statement of Cash Flow

From June 7, 2022 through December 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(452,362)
Adjustment to reconcile net loss to net cash
(used in) operating activities
Stock Option expense	9,805
Change in assets and liabilities:
Increase (Decrease) in:
Accounts payable	-
Accrued expenses	-

NET CASH USED IN OPERATING ACTIVITIES	(442,557)

CASH FLOWS FROM INVESTING ACTIVITIES:
No transactions

NET CASH PROVIDED BY INVESTING ACTIVITIES	-
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Series A Preferred shares	2,000,000
Cash Received from Borrowing	100,000
Cash Repaid	(100,000)
Issuance of common stock	910
Stock receivable	(310)

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,000,600

NET INCREASE / (DECREASE) IN CASH	1,558,043

CASH, BEGINNING OF PERIOD	-

CASH, END OF PERIOD	$1,558,043

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$(849)
Taxes paid	$-
Non-cash financing activities:
na	$-

The accompanying notes are an integral part of these financial statements.

F-19

DEEPPOWER, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2022

1. ORGANIZATION AND LINE OF BUSINESS

Organization

DeepPower, Inc. (the “Company”, “we”) was organized as a Nevada corporation on June 7, 2022.

DeepPower is developing a novel geothermal drilling technology to access the Earth’s unlimited source of clean energy. The Earth’s molten core is as hot as the Sun as evidenced by the eruption of volcanos and geysers such as Old Faithful in Yellowstone National Park. Harnessing just 0.1% of that heat energy can power humanity for 2 million years. Current state-of-the-art drilling technology cannot drill deep enough to make geothermal cost effective at a global scale. We are developing a suite of drilling technologies to boldly go where no humans have gone before. The deeper we go the more energy we can unleash. Unlike large area solar and wind farms, a 9-inch hole drilled 5 miles deep can produce the same amount of power as 320 acres of solar panels. By plugging into this power deep within the Earth, we aim to provide direct access to an unlimited source of constant clean energy anywhere in the world.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Company’s Financial Statements. The Financial Statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the Financial Statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Since the Company has limited operations, estimates are primarily used in measuring liabilities, and equity based transactions such as stock based compensation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2022, the Company had a cash balance of $1,558,043. The company maintains its cash in bank deposit accounts which, at times may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) and the Securities Investor Protection Corporation (SIPC) up to $250,000 and $500,000 respectively, under current regulations. The Company had approximately $1,558,043 in cash which exceeded the FDIC and SIPC insured limits at December 31, 2022. The Company has not experienced any losses in such accounts.

Property and Equipment

Property and equipment are stated at lower of cost or estimated net recoverable amount, and are depreciated or amortized using the straight-line method over the following estimated useful lives:

Furniture, fixtures & equipment	7 Years
Computer equipment	5 Years
Commerce server	5 Years
Computer software	3 - 5 Years
Leasehold improvements	Length of the lease

Since the Company had no depreciable assets, depreciation expense was $0 for the year ended December 31, 2022.

Debt

The Company recognizes debt at its net settlement amount which includes the original borrowed amount plus any applicable accrued interest, and this number is included on the balance sheet as either short term or long term liabilities.

The quarterly interest on debt will be included in interest expense on the income statement.

F-20

Revenue Recognition

During the period, the Company had no revenue. However, when we do record revenue, it will be in accordance with ASC 606. The deferred revenue and customer deposits as of December 31, 2022 was $0.

Research and Development

Research and development costs are expensed as incurred. Total research and development costs were $245,000 for the year ended December 31, 2022, and consisted of a sponsored research study related to deep well drilling at the University of Oklahoma.

Advertising Costs

The Company expenses the cost of advertising and promotional materials when incurred. Total advertising cost was $21,762 for the year ended December 31, 2022.

Fair value of financial instruments

Fair value is defined as the price to sell an asset or transfer a liability, between market participants at the measurement date. Fair value measurements assume that the asset or liability is (1) exchanged in an orderly manner, (2) the exchange is in the principal market for that asset or liability, and (3) the market participants are independent, knowledgeable, able and willing to transact an exchange. Fair value accounting and reporting establishes a framework for measuring fair value by creating a hierarchy for observable independent market inputs and unobservable market assumptions and expands disclosures about fair value measurements. Considerable judgment is required to interpret the market data used to develop fair value estimates. As such, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current exchange. The use of different market assumptions and/or estimation methods could have a material effect on the estimated fair value.

ASC Topic 820 established a nine-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

Stock-Based Compensation

The Company addressed the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The transactions are accounted for using a fair-value-based method and recognized as expenses in our statement of operations.

Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the consolidated statement of operations during the year ended December 31, 2022, included compensation expense for the stock-based payment awards granted prior to, but not yet vested, as of December 31, 2022 based on the grant date fair value estimated. Stock-based compensation expense recognized in the consolidated statement of operations for the year ended December 31, 2022 is based on awards ultimately expected to vest or has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The stock-based compensation expense recognized in the consolidated statements of operations during the year ended December 31, 2022 was $9,805.

On October 3, 2022, we granted non-qualified stock options to purchase up to 1,220,000 shares of our common stock to a key employee, at a price of $0.10 per share. The stock options vest equally over a period of 36 months and expire October 3, 2032.

Basic and Diluted Net Income (Loss) per Share Calculations

Income (Loss) per Share dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

F-21

For the year ended December 31, 2022, the Company excluded 200,000 shares of series A preferred stock that are convertible into 20,000,000 shares of common stock from series A convertible preferred stock, because their impact on the loss per share is anti-dilutive.

Recently Adopted Accounting Pronouncements

The Company does not elect to delay complying with any new or revised accounting standards, but to apply all standards required of public companies, according to those required application dates.

Management reviewed accounting pronouncements issued during the year ended December 31, 2022, and no pronouncements were adopted during the period.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized. For the year ended December 31, 2022, we used the federal tax rate of 21% in our determination of the deferred tax assets and liabilities balances.

Year ended
December 31, 2022

Current tax provision:
Federal
Taxable income	$-
Total current tax provision	$-

Deferred tax provision:
Federal
Loss carryforwards	$(92,937)
Change in valuation allowance	$92,937
Net deferred tax asset	$-

As of December 31, 2022, the Company had approximately $442,557 in tax loss carryforwards that can be utilized in future periods to reduce taxable income. The net deferred tax asset balance as of December 31, 2022 was zero.

3. GOING CONCERN

The accompanying Financial Statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying Financial Statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. As of December 31, 2022, Management reassessed going concern and found the Company may or may not have sufficient liquidity for the next 12 months such that there may be doubt about its ability to continue as a going concern company. During the year ended December 31, 2022 the Company raised capital from investors through sales of securities and normal course of business operations, which allowed the company to improve cash flow and pay down obligations. As of December 31, 2022, the Company had positive working capital of $1,558,043. We have historically reported net losses, and negative cash flows from operations, which raised substantial doubt about the Company’s ability to continue as a going concern since inception at June 2022. The appropriateness of using the going concern basis is dependent upon, among other things, raising additional capital. Historically, the Company has obtained funds from investors since its inception through sales of our securities.

F-22

4. DEBT

As of December 31, 2022, the Company did not have short-term borrowing relationship with any lenders.

On June 22, 2022 the Company entered into an unsecured promissory note with a lender in the amount of $25,000. This note included accrued interest at a rate of 5% annually and matured on June 22, 2023. On October 10, 2022 the Company repaid this Note plus accrued interest of $377. As of December 31, 2022 the balance on this note was zero.

On August 25, 2022, the Company entered into an unsecured promissory note with a lender in the amount of $75,000. This note included accrued interest at a rate of 5% annually and matured on August 25, 2023. On October 10, 2022 the Company repaid this Note plus accrued interest of $472. As of December 31, 2022 the balance on this note was zero.

While the Company hopes that its capital needs in the foreseeable future may be met by cash on hand, there is no assurance that the Company will be able to generate enough positive cash flow to finance its growth and business operations in which event, the Company may need to seek outside sources of capital. There can be no assurance that such capital will be available on terms that are favorable to the Company or at all.

5. MEZZANINE

Series A Preferred Stock

On October 1, 2022, the Company entered into a stock purchase agreement, during which the Company received $2,000,000 for the sale of 200,000 shares of Series A Preferred Stock. The Series A Preferred Stock is presented as mezzanine on the balance sheet because it contains a deemed liquidation clause, which entitles the holders thereof to receive proceeds thereof in an amount equal to the stated value per share, plus any accrued and unpaid dividends, before any payment may be made to holders of common stock, during a deemed liquidation event. Deemed liquidation events include the sale of all or substantially all of the Company’s assets, any consolidation or merger that results in the stockholders of the Company having less than 50% of the voting rights of the newly combined company. In the event of any liquidation, dissolution or winding up of the Corporation, the holder of each outstanding share of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation, an amount per share equal to the greater of (i) ten dollars ($10.00) for each such share of the Series A Preferred Stock( as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all dividends, if any, declared and unpaid thereon as of the date of such distributions, or (ii) such amount per share as would have been payable has all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up, or deemed liquidation event. The Series A Preferred Stock has been classified outside of permanent equity and liabilities. Each share of Series A Preferred Stock has no voting rights. The holders of outstanding shares of the Series A Preferred Stock (the “Holders”) shall be entitled to receive dividends pari passu with the holders of Common Stock, except upon a liquidation, dissolution and winding up of the Corporation.

As of December 31, 2022, the Company has 200,000 shares of Series A Preferred Stock outstanding.

Common Shares Subject to Buyback

On September 1, 2022 the Company entered into a Founders Common Stock Purchase Agreement with the Company’s Chief Executive Officer, by which the Company offered 9,100,000 shares of common stock for a purchase price of $910. This transaction contains a buyback clause whereby the Company has the option to redeem these shares at a future date. Because of this clause it is included as a mezzanine equity. The Company may buyback 9,100,000 shares if the current Chief Executive Officer is terminated for any reason before August 21, 2024, by either party, based on this formula:

Buyback Shares = (Shares/24) x (24 – Months of Service)

This formula decreases the shares available to be bought back over a 24 month period, on a prorated basis. After 24 months (i.e. after September 1, 2024) the buyback opportunity no longer exists.

The buyback rights of the Company described above shall terminate prior to 24 months upon the earlier of any of these corporate events: (i) any reorganization, consolidation or merger of the Corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving corporation); or (ii) any disposition of all or substantially all of the assets of the Corporation.

Stock Receivable

As noted above, on September 1, 2022, the Company entered into a Founders Common Stock Purchase Agreement with the Company’s Chief Executive Officer. The Chief Executive Officer transferred $600 out of the $910 total due to the Company for purchase of the 9,100,000 shares of common stock. As of December 31, 2022, the remaining $310 was still owed.

F-23

6. COMMON STOCK

At December 31, 2022, the Company’s authorized stock consists of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value of $0.0001 per share. The rights, preferences and privileges of the holders of the preferred stock will be determined by the Board of Directors prior to issuance of such shares. The conversion of certain outstanding preferred stock could have a significant impact on our common stockholders. As of December 31, 2022, there were 9,100,000 shares of common stock outstanding. These shares are classified as Mezzanine. Please refer to Note 5.

7. STOCK OPTIONS AND WARRANTS

Stock Options

On October 3, 2022, we granted non-qualified stock options to purchase up to 1,220,000 shares of our common stock to a key employee, at a price of $0.10 per share. The stock options vest equally over a period of 36 months and expire October 3, 2032. These options allow the optionee to exercise on a cashless basis, resulting in no cash payment to the company upon exercise.

The Company used the historical industry index to calculate volatility, since the Company’s stock history did not represent the expected future volatility of the Company’s common stock. The fair value of options granted during the year ended December 31, 2022, were determined using the Black Scholes method with the following assumptions:

Year Ended
December 31, 2022
Risk free interest rate	5.0%
Stock volatility factor	250%
Weighted average expected option life	3 years
Expected dividend yield	-

A summary of the Company’s stock option activity and related information follows:

	Year ended December 31, 2022
		Weighted
		average
		exercise
	Options	price
Outstanding - beginning of year	-	$-
Granted	1,220,000	$0.10
Exercised	-	$-
Forfeited	-	$-
Outstanding - end of year	1,220,000	$0.10
Exercisable at the end of year	99,160	$0.10
Weighted average fair value of options granted during the year		$122,000

As of December 31, 2022, the intrinsic value of the stock options was approximately zero. Stock option expense for the year ended December 31, 2022 was $9,805.

The Black Scholes option valuation model was developed for use in estimating the fair value of traded options, which do not have vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

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The weighted average remaining contractual life of options outstanding, as of December 31, 2022 was as follows:

Weighted
Average
	Number of	remaining
Exercise	options	contractual
prices	outstanding	life (years)
$0.10	1,220,000	9.76
1,220,000

Warrants

None

8. RELATED PARTIES

On October 1, 2022, The Company entered into a Stock Purchase Agreement with the Company CEO, Andrew Van Noy through which the Company agreed to sell Mr. Van Noy 9.1 Million shares of common stock for $910.

9. COMMITMENTS AND CONTINGENCIES

Leases

As of December 31, 2022, the Company has a month-to-month lease at a shared work space environment that costs $299 per month.

Sponsored Research Agreements

On September 27, 2022, The Company entered into a Sponsored Research Agreement (SRA) with the University of Oklahoma to develop proprietary drilling technology. The SRA is cancellable by either party at any time by giving not less than sixty (60) days prior written notice to the other party. In the event of early termination, the University will take all reasonable steps to minimize termination costs. In the event of early termination, the Company will pay all costs and noncancellable obligations incurred by University and prorated as of the date of termination. Noncancellable obligations may include, without limitation, compensation for Project personnel through the end of the contract term. The term of this SRA spans from November 1, 2022 to June 30, 2024. The total cost of this SRA to the Company is $1,249,438, and is broken into 6 payments, the first payment of which was $245,000 sent upon execution of the agreement on September 27, 2022. The Company included the payment of $245,000 as research and development expense on the income statement.

Legal Matters

The Company discloses material contingencies deemed to be reasonably possible and accrues loss contingencies when, in consultation with legal advisors, the Company concludes that a loss is probable and reasonably estimable. The ability to predict the ultimate outcome of such matters involves judgments, estimates and inherent uncertainties. The actual outcome of such matters could differ materially from management’s estimates.

10. SUPPLEMENTAL STATEMENT OF CASH FLOWS INFORMATION

During the year ended December 31, 2022, there were no non-cash activities:

11. SUBSEQUENT EVENTS

Management has evaluated subsequent events according to ASC TOPIC 855 as of the date of the financial statements and has determined that the following subsequent event is reportable:

On January 19, 2023, the Company granted non-qualified stock options to purchase up to 108,000 stock options to a newly appointed Member of the Board of Directors at a price of $.10 per share. The stock options vest equally over a period of 36 months and expire January 19, 2033. These options allow the optionee to exercise on a cashless basis, resulting in no cash payment to the company upon exercise.

F-25

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit Index

Exhibit No.	Description
1.1*	Broker Dealer Agreement between Dalmore Group, LLC and DeepPower, Inc. dated October 19, 2023
1.2*	Dalmore Direct Agreement between Dalmore Technologies and DeepPower, Inc. dated October 19, 2023
2.1*	Articles of Incorporation
2.2*	Bylaws
2.3*	Amended and Restated Articles of Incorporation
2.4*	Certificate of Designation for Series A Preferred Stock
3.1*	Founder Securities Purchase Agreement between Andrew Van Noy and DeepPower, Inc. dated October 1, 2022
3.2*	Series A Securities Purchase Agreement between DeepPower, Inc. and Bountiful Capital, LLC dated October 1, 2022
3.3*	Investor Rights Agreement between DeepPower, Inc. and Bountiful Capital, LLC dated October 1, 2022
4.1*	Form of Subscription Agreement
6.1*	Sponsored Research Agreement dated September 27, 2023 between DeepPower, Inc. and The Board of Regents of the University of Oklahoma
11*	Auditor Consent
12*	Opinion of Brunson Chandler & Jones, PLLC

* Filed herewith

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lehi, Utah, on December 21, 2023.

DEEPPOWER, INC.

By	/s/ Andrew Van Noy
Andrew Van Noy, Chief Executive Officer, Acting Financial Officer and Director
DeepPower, Inc.

The following persons in the capacities and on the dates indicated have signed this offering statement.

/s/ Andrew Van Noy
Andrew Van Noy, President, Secretary, Treasurer, Director

Date:	December 21, 2023

/s/ Jason Earl
Jason Earl, Director

Date:	December 21, 2023

III-2